Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MAXLINEAR, INC.

EAGLE ACQUISITION CORPORATION

AND

EXAR CORPORATION

Dated as of March 28, 2017

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TABLE OF CONTENTS

(Continued)

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TABLE OF CONTENTS

(Continued)

		Page

11.8	Financing Source Liability	79
11.9	Failure or Indulgence Not Waiver; Remedies Cumulative	79
11.10	Severability	79
11.11	Entire Agreement	79
11.12	No Third Party Beneficiaries	79
11.13	Governing Law	80
11.14	Consent to Jurisdiction	80
11.15	Waiver of Jury Trial	80
11.16	Counterparts	80

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CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 28, 2017 by and among MaxLinear, Inc., a Delaware corporation (“Parent”), Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Exar Corporation, a Delaware corporation (the “Company”). All capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, each of the respective board of directors of Parent, Merger Sub and the Company has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and deems it advisable and in the best interest of its respective stockholder(s) to enter into this Agreement and consummate the transactions contemplated hereby.

WHEREAS, in order to effect the foregoing acquisition, Parent and the Company have agreed that Merger Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding Company Shares at a price of Thirteen Dollars ($13.00) per Company Share, net to the holder thereof in cash, without interest (such amount being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein.

WHEREAS, in order to complete the foregoing acquisition, following the completion of the Offer, pursuant to the terms and conditions of this Agreement, Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), each Company Share (other than Cancelled Company Shares or Dissenting Company Shares) that is then outstanding will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will continue as the surviving corporation of the Merger and as a wholly-owned subsidiary of Parent.

WHEREAS, the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein.

WHEREAS, the Company Board has unanimously (i) determined that this Agreement is advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders and (iii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Key Stockholders shall enter into Support Agreements with Parent (each, a “Support Agreement” and collectively, the “Support Agreements”) pursuant to which the signatories thereto agree to tender their Company Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement.

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NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any proposal, offer, or indication of interest (other than a proposal, offer, or indication of interest by the other party hereto) relating to any Acquisition Transaction.

(b) “Acquisition Transaction” shall mean, with respect to the Company, any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any acquisition or purchase from the Company by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of a fifteen percent (15%) or greater interest in the total outstanding equity interests or voting securities of the Company, or any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning fifteen percent (15%) or more of the total outstanding equity interests or voting securities of the Company; (ii) any acquisition or purchase of fifty percent (50%) or more of any class of equity or other voting securities of one or more Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iv) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition of assets of the Company or one or more of the Company’s Subsidiaries that generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the applicable party’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute fifteen percent (15%) or more of the net revenues, net income or assets (as of or for the twelve (12) month period ending on the last day of the Company’s most recently completed fiscal year) of the Company and its Subsidiaries, taken as a whole; or (vi) any combination of the foregoing.

(c) “Action” shall mean any action, claim, suit, litigation, proceeding (public or private), or criminal prosecution.

(d) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

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(e) “Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, and any similar anti-corruption or anti-bribery Laws.

(f) “Antitrust Laws” shall mean the HSR Act and comparable pre-merger or post-merger notification filings, forms and submissions with any foreign Governmental Authority that may be required by the merger notification or control laws and regulations.

(g) “business day” shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in California are authorized or required by Law or other governmental action to close.

(h) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(i) “Company 401(k) Plan” shall mean a defined contribution plan that is sponsored by the Company or one of its ERISA Affiliates that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code.

(j) “Company Balance Sheet” shall mean the unaudited balance sheet of the Company contained in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended January 1, 2017, and the “Company Balance Sheet Date” shall mean January 1, 2017.

(k) “Company Board” shall mean the board of directors of the Company.

(l) “Company Bylaws” shall mean the Bylaws of the Company, as amended and in effect on the date hereof.

(m) “Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

(n) “Company Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as amended and in effect on the date hereof.

(o) “Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company, and “Company Shares” shall mean the shares of Company Common Stock.

(p) “Company Employee Plans” shall mean all Employee Benefit Plans maintained, or contributed to by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may reasonably be likely to have any liability for premiums or benefits or other obligations.

(q) “Company ESPP” shall mean the Company’s Employee Stock Participation Plan.

(r) “Company Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries.

(s) “Company Material Adverse Effect” shall mean any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other such Effects that exist

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at the date of determination of the occurrence of the Company Material Adverse Effect, has had, or would reasonably be expected to have a material adverse effect on (i) the ability of the Company or its Subsidiaries to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law or (ii) the business, operations, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole; provided, however, for purposes of clause (ii) only, that no Effects (by themselves or when aggregated with any other Effects) resulting from, relating to or arising out of the following shall be deemed to be or constitute a Company Material Adverse Effect, and no Effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) economic, financial or political conditions in the United States or any other jurisdiction in which the Company or any of its Subsidiaries has substantial business or operations, and any changes therein, but solely to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(ii) conditions in the semiconductor industry, and any changes therein, but solely to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(iii) conditions in the financial markets, and any changes therein, but solely to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies in the Company’s industry;

(iv) the announcement or pendency of this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (except that the exclusion in this clause (iv) will not apply to the use of the term “Company Material Adverse Effect” in clause (2)(c) of Annex A with respect to any representation or warranty to the extent the subject matter of such representation or warranty relates to any fact, circumstance, change or effect that results from or arises out of the transactions contemplated hereby);

(v) changes following the date of this Agreement in Law or GAAP (or any interpretations of GAAP), but solely to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(vi) any acts of war or natural disasters, but solely to the extent that such Effects do not have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other semiconductor companies of comparable size;

(vii) any action (A) taken that is expressly required by the terms of this Agreement (other than those required to be taken pursuant to Section 6.1) or (B) taken at the written request of Parent (solely with respect to actions not otherwise expressly required by the terms of this Agreement) or with the prior written consent or approval of Parent after the date hereof;

(viii) changes in the Company’s stock price or the trading volume of the Company stock in and of itself (it being understood that the underlying cause(s) of any such change may be taken into account unless otherwise excluded by this definition); or

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(ix) the failure to meet public estimates or forecasts of revenues, earnings or other financial metrics, in and of itself, or the failure to meet internal projections, forecasts or budgets of revenues, earnings or other financial metrics, in and of itself (it being understood that the underlying cause(s) of any such change may be taken into account unless otherwise excluded by this definition).

(t) “Company Performance Stock Option” shall mean any Company Stock Award that is a stock option to purchase shares of Company Common Stock that vests and becomes exercisable in accordance with a performance-based vesting schedule.

(u) “Company Performance Stock Unit” shall mean any Company Stock Award that is an award representing the right to receive in the future shares of Company Common Stock from the Company in accordance with a performance-based vesting schedule or issuance schedule.

(v) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of the Company.

(w) “Company Product” shall mean all products, technologies and services developed (including products, technologies and services under development), owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company and/or any of its Subsidiaries.

(x) “Company Restricted Stock Unit” shall mean any Company Stock Award that is an award representing the right to receive in the future shares of Company Common Stock from the Company in accordance with a vesting schedule or issuance schedule, and that is not a Company Performance Stock Unit.

(y) “Company Stockholders” shall mean holders of Company Shares.

(z) “Continuing Employee” shall mean any employee of the Company or its Subsidiaries as of immediately prior to the Effective Time who remains or becomes an employee of Parent or a Subsidiary of Parent after the Effective Time.

(aa) “Continuing Service Provider” shall mean any employee, director or consultant of the Company or its Subsidiaries as of immediately prior to the Effective Time who remains or becomes an employee, director or consultant of Parent or a Subsidiary of Parent after the Effective Time (including any employee on approved leave of absence at the Effective Time).

(bb) “Contract” shall mean any legally binding, whether oral or written, contract, subcontract, agreement or commitment, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding obligation, arrangement or understanding.

(cc) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

(dd) “DOJ” shall mean the United States Department of Justice or any successor thereto.

(ee) “DOL” shall mean the United States Department of Labor or any successor thereto.

(ff) “Employee Benefit Plan” shall mean any (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, independent

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contractor and consulting Contracts, as well as all bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, Contracts, policies or arrangements (whether or not in writing), which is or has been maintained, contributed to or required to be contributed to for the benefit of, or relating to, any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or any of their respective ERISA Affiliates, or with respect to which any such party has or may have any Liability.

(gg) “Environmental Law” shall mean all laws (including common laws), directives, guidance, rules, regulations, orders, treaties, statutes, and codes promulgated by any Governmental Authority that relate to pollution or protection of the environment or which prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, the WEEE Directive, or any foreign Law implementing the WEEE Directive, and the RoHS Directive or any foreign Law implementing the RoHS Directive, all as amended at any time.

(hh) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(ii) “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or Parent, as applicable, or a Subsidiary of the Company or Parent, as applicable.

(jj) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(kk) “FTC” shall mean the United States Federal Trade Commission or any successor thereto.

(ll) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(mm) “Governmental Authority” shall mean any government, any governmental, quasi-governmental or regulatory entity or body (including any department, commission, board, agency, instrumentality, official, organization or unit) and any court, tribunal or judicial body, in each case, whether federal, state, county, municipal, provincial, commonwealth, or other or other jurisdiction of any nature, whether local or foreign.

(nn) “Hazardous Material” shall mean any material, chemical, emission, substance or waste that has been designated by any Governmental Authority to be radioactive, toxic, hazardous, corrosive, reactive, explosive, flammable, a medical or biological waste, a pollutant or otherwise a danger to health, reproduction or the environment.

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(oo) “Hazardous Materials Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, disposal, arrangement for disposal, release, exposure of others to, sale, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back, collection, recycling, or product content requirements.

(pp) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(qq) “Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with (i) patents, patent applications and inventors’ certificates (“Patent”), (ii) copyrights, copyright registrations and copyright applications, moral rights, and mask work rights (“Copyrights”), (iii) trade and industrial secrets, proprietary and confidential information, and know-how (“Trade Secrets”), (iv) trademarks, trade names and service marks, and any applications or registration of the same (“Trademarks”), (v) other proprietary rights relating or with respect to the protection of Technology, and (vi) analogous rights to those set forth above.

(rr) “Intervening Event” shall mean, with respect to the Company, any material event, circumstance, change, effect, development or condition occurring or arising after the date hereof that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by the Company) pursuant to, this Agreement.

(ss) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(tt) “Key Stockholders” shall mean Alonim Investments Inc., Simcoe Capital, Ryan A. Benton, Behrooz Abdi, Dr. Izak Bencuya, Pierre Guilbault, Brian Hilton, Gary Meyers, Keith Tainsky, Jeffrey Jacobowitz, Hung Le, James Lougheed, and Daniel Wark.

(uu) “Knowledge” (i) of the Company, with respect to any matter in question, shall mean the actual, present knowledge of any of the persons set forth on Section 1.1(tt) of the Company Disclosure Letter, and (ii) of Parent, with respect to any matter in question, shall mean actual, present knowledge of any of the executive officers of Parent.

(vv) “Law” shall mean applicable domestic or foreign federal, state, provincial, local, municipal or other law, statute, treaty, constitution, principle of common law, binding resolution, ordinance, code, binding edict, decree, directive, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(ww) “Liabilities” shall mean any liability or obligation of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(xx) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right community property interest or similar restriction.

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(yy) “Marketing Period” means the first period of 15 consecutive business days after the date hereof throughout which (i) Parent shall have the Required Information from the Company, and (ii) the Offer shall have commenced; provided, that the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, (A) such Required Information contains any untrue statement of a material fact or omits to state any material fact necessary in order to make such Required Information, in the light of the circumstances under which they were made, not misleading, (B) BDO USA, LLP shall have withdrawn its audit opinion with respect to any audited financial statements contained in such Required Information, (C) in the event of any Substitute Financing contemplating the offering of debt securities, the Company’s auditors have not delivered drafts of customary comfort letters (in form and substance satisfactory for private placements of debt securities), (D) the financial statements included in such Required Information on the first day of any such 15 consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day in such 15 consecutive business day period so as to permit a registration statement including such financial statements to be declared effective by the SEC, or (E) the Company restates any historical financial statements of the Company or has publicly announced an intent to restate any historical financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed and the relevant financial statements have been amended or the Company has announced that it has concluded that no restatement shall be required in accordance with GAAP. If at any time the Company in good faith believes that it has delivered the Required Information, then the Company may deliver to Parent a written notice to that effect, in which case the Marketing Period will be deemed to have begun on the date such notice is delivered, unless Parent in good faith reasonably believes the Company has not delivered the Required Information and within three business days after delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity which items of Required Information have not been provided.

(zz) “NYSE” shall mean the New York Stock Exchange or any successor thereto.

(aaa) “Open Source License” shall mean any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License and the MIT License.

(bbb) “Option Exchange Ratio” shall mean the quotient of (i) the Offer Price divided by (ii) the volume weighted average closing price of Parent Class A Common Stock as reported on the NYSE over the ten (10) consecutive trading days ending on the second (2nd) trading day immediately preceding the Expiration Date, rounded to the nearest one ten-thousandth.

(ccc) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(ddd) “Parent Board” shall mean the board of directors of Parent.

(eee) “Parent Bylaws” shall mean the Bylaws of Parent, as amended and in effect on the date hereof.

(fff) “Parent Certificate of Incorporation” shall mean Parent’s Certificate of Incorporation, as amended and in effect on the date hereof.

(ggg) “Parent Class A Common Stock” shall mean the Class A Common Stock, par value $0.0001 per share, of Parent, or if such Class A Common Stock has converted into shares of the

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Company’s authorized Common Stock, par value $0.0001 per share, then such Common Stock, or any other equity securities into which the foregoing shall have been converted pursuant to any mandatory conversion, reorganization, recapitalization, reclassification, exchange of shares or other like change occurring prior to the Closing Date.

(hhh) “Parent Employee Plan” shall mean the employee benefit plans, programs or policies of Parent or any Subsidiary of Parent.

(iii) “Parent Intellectual Property Rights” shall mean Intellectual Property Rights that are owned by or exclusively licensed to Parent or its Subsidiaries.

(jjj) “Parent Material Adverse Effect” shall mean any Effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Parent Material Adverse Effect, has had, or would reasonably be expected to have, a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement (including the Offer and the Merger) in accordance with the terms hereof and applicable Law.

(kkk) “Pension Plan” shall mean an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(lll) “Permitted Lien” shall mean (i) any Lien for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, (ii) any mechanics’, workmen’s, warehouseman’s, repairmen’s or landlords’ Liens for amounts not yet due and payable which arise in the ordinary course of business consistent with past practice for which adequate reserves have been established on the Company Balance Sheet in accordance with GAAP, as applicable or do not materially impair the value or use of the assets to which they relate, (iii) in the case of real property, Liens that are utility easements, rights-of-way, zoning restrictions, and other similar Liens that are imposed by Governmental Authorities or are otherwise typical for the applicable property type and locality and which, individually or in the aggregate, do not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location or that are otherwise set forth on a title report or (v) purchase money security interests imposing a Lien on the products, work in process or finished goods inventory of the Company and/or any of its Subsidiaries resulting from the prepayment for Company Products in the ordinary course of business.

(mmm) “Person” shall mean any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, joint venture, estate, trust, firm or other enterprise, association, organization, entity or any Governmental Authority.

(nnn) “Reference Date” shall mean March 30, 2015.

(ooo) “Registered Intellectual Property” shall mean any Intellectual Property Right that is the subject of a formal application or registration with any Governmental Authority (or with respect to domain names, any domain name registrar) including (i) issued Patents, (ii) registered Copyrights

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(including maskwork registrations), (iii) registered Trademarks, (iv) domain name registrations, and (v) any applications, including provisional applications, for such registrations (as applicable).

(ppp) “Required Information” shall mean (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least 45 days before the Closing Date, (c) information of the Company and its Subsidiaries necessary to prepare pro forma financial statements, and (d) all financial, business and other information as is customarily included in a confidential information memorandum for a credit facility or, in the event of any Substitute Financing contemplating the offering of debt securities, such information as is customarily included in an offering document relating to a private placement of debt securities under Rule 144A promulgated under the Securities Act containing all customary information (other than a “description of notes” and information customarily provided by the initial purchasers or their counsel).

(qqq) “RoHS Directive” shall mean the European Directive 2002/95/EC on the restriction of the use of certain hazardous substances in electrical and electronic equipment.

(rrr) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(sss) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ttt) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(uuu) “Specified Required Information” shall mean the Required Information required in connection with the Debt Financing contemplated by the Debt Commitment Letter delivered on or prior to the date hereof, provided, that (i) for purposes of clause (a) of the definition of Required Information, the Specified Required Information shall solely require the audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the three most recently completed fiscal years ended March 27, 2016 and (ii) for purposes of clause (b) of the definition of Required Information, the Specified Required Information shall solely require the unaudited consolidated balance sheets and related unaudited statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal quarters ended July 3, 2016, October 2, 2016, and January 1, 2017.

(vvv) “Subsidiary” of any Person shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner, manager or managing member, (ii) such party or any Subsidiary of such party owns at least a majority of the outstanding equity or voting securities or interests or (iii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

(www) “Superior Proposal” shall mean any bona fide, unsolicited written Acquisition Proposal with respect to the Company, as applicable (provided, however, that for purposes of the definition of “Superior Proposal,” (x) all references to 15% and 50% in the definition of “Acquisition Transaction” shall be replaced by 50.1% and (y) the reference to 85% in the definition of “Acquisition

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Transaction” shall be replaced by 49.9%) that did not result from or arise in connection with a breach or violation in any material respect, as applicable, of Section 7.1, Section 7.2, Section 7.3 or Section 7.4 by the Company and with respect to which the Company Board shall have determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel, and taking into account, among other things, the financial, legal and regulatory aspects of such Acquisition Proposal, the extent to which such Acquisition Proposal is conditioned on third-party financing and, if so, the extent to which the Person proposing such Acquisition Proposal has obtained commitments for any such third-party financing) that (i) the acquiring party is reasonably capable of timely consummating the proposed Acquisition Proposal on the terms proposed and without unreasonable delay, and (ii) the proposed Acquisition Proposal would be more favorable to the stockholders of the Company (in their capacity as such) from a financial point of view than the Merger and other transactions contemplated by this Agreement and any counter-offer or proposal made by Parent pursuant to Section 7.4.

(xxx) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, business and occupation, sales, use and occupation, and value added, goods and services, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement).

(yyy) “Tax Return” shall mean any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

(zzz) “Technology” shall mean tangible embodiments of any or all of the following (i) works of authorship including computer programs, source code, executable code, RTL and GDS II files, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, verilog files, emulation and simulation reports, test vectors, and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

(aaaa) “Triggering Event” shall mean, and shall be deemed to have occurred if, prior to the Acceptance Time, any of the following shall have occurred with respect to the Company:

(i) the Company shall have breached the terms of Section 7.1, Section 7.2, Section 7.3, or Section 7.4 in any material respect (whether or not resulting in the receipt of an Acquisition Proposal);

(ii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9;

(iii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change;

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(iv) the Company Board or any committee thereof shall have for any reason approved, or recommended that the Company Stockholders approve, any Acquisition Proposal or Acquisition Transaction other than the transactions contemplated by this Agreement (whether or not a Superior Proposal);

(v) an Acquisition Proposal (whether or not a Superior Proposal) shall have been made in respect of the Company by a Person unaffiliated with Parent and, after notice of such Acquisition Proposal is first published, sent or given to the Company’s stockholders, within five (5) business days of the request by Parent to do so, the Company shall not have sent to its stockholders, a statement unconditionally reaffirming the Company Board Recommendation and unconditionally recommending that its stockholders reject such Acquisition Proposal and not tender any shares of its capital stock into such Acquisition Proposal if made in the form of a tender or exchange offer; or

(vi) except for the confidentiality agreement required by Section 7.3 as a pre-condition to taking any actions described therein, the Company shall have entered into a letter of intent, memorandum of understanding or other Contract accepting any Acquisition Proposal (whether or not a Superior Proposal).

(bbbb) “WEEE Directive” shall mean the European Directive 2002/96/EC on waste electrical and electronic equipment.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Acceptance Time	2.1(f)
Agreement	Preamble
Annual Incentive Award	3.6(d)(vii)
Assumed Option	3.6(d)(ii)
Assumed Unit	3.6(d)(iv)
Book-Entry Shares	3.7(b)(i)
Cancelled Company Shares	3.6(b)(ii)
Capitalization Date	4.4(a)
Certificate	3.7(b)(i)
Certificate of Merger	3.3
Closing	3.2
Closing Date	3.2
Company	Preamble
Company Balance Sheet Date	1.1(j)
Company Board Recommendation	2.2(b)
Company Board Recommendation Change	7.4(a)
Company Disclosure Letter	Article IV
Company Facilities	4.10
Company In Licenses	4.12(e)
Company IP Licenses	4.12(f)
Company Material Contract	4.13(a)
Company Non-U.S. Employee Plans	4.15(i)
Company Out Licenses	4.12(f)
Company Permits	4.19

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Term	Section Reference
Company Qualified Plan	4.15(e)
Company Real Property Leases	4.10
Company Registered Intellectual Property Rights	4.12(a)
Company Related Party	11.8
Company SEC Reports	4.6
Company Shares	1.1(o)
Company Stock Awards	4.4(d)
Company Stock Option	3.6(d)(i)
Company Stock Plans	4.4(b)
Company Subsidiary Documents	4.1(c)
Company Terminating Plans	8.7(a)
Compensation Committee	8.7(d)
Confidentiality Agreement	8.5(i)
Converted Incentive Award	3.6(d)(vii)
Converted Performance Option	3.6(d)(v)
Converted Performance Unit	3.6(d)(vi)
Copyrights	1.1(pp)
D&O Policy	8.9(b)
Debt Commitment Letter	5.6(b)
Debt Financing	5.6(b)
Delaware Secretary of State	3.3
DGCL	Recitals
Dissenting Company Shares	3.6(c)
Dodd-Frank Act	4.6
Effect	1.1(s)
Effective Time	3.3
Environmental Permits	4.17(c)
Expiration Date	2.1(e)
Export Controls	4.18(c)(i)
Financing Sources	8.3(b)
Import Restrictions	4.18(c)(i)
Indemnified Parties	8.9(a)
Inventory	4.12(k)
Maximum Annual Premium	8.9(b)
Merger	Recitals
Merger Consideration	3.6(b)(i)
Merger Sub	Preamble
Offer	Recitals
Offer Conditions	2.1(b)
Offer Documents	2.1(g)
Offer Price	Recitals
Option Award Amount	3.6(d)(i)
Parent	Preamble
Patent	1.1(pp)
Payment Agent	3.7(a)(i)
Payment Fund	3.7(a)(ii)
Pre-Recommendation Change Notice	7.4(a)(i)

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Term	Section Reference
Representatives	7.1
Schedule 14D-9	2.2(a)
Schedule TO	2.1(g)
SIG	4.12(i)
Significant Company Customer	4.23(a)
Significant Company Supplier	4.23(b)
Substitute Financing	8.3(b)
Support Agreement(s)	Recitals
Surviving Corporation	3.1
Takeover Statute	4.24(a)
Termination Date	10.1(c)
Termination Fee Amount	10.3(b)(i)
Trademarks	1.1(pp)
Trade Secrets	1.1(pp)
Unit Award Amount	3.6(d)(iii)
Unvested Company Performance Option	3.6(d)(v)
Unvested Company Performance Unit	3.6(d)(vi)
Vested Company Option	3.6(d)(i)
Vested Company Unit	3.6(d)(iii)
WARN Act	4.16(e)

ARTICLE II

THE OFFER

2.1 The Offer.

(a) Offer Commencement. Provided that (x) this Agreement shall not have been terminated pursuant to Article X, (y) the Company is not in breach of its obligations under Section 2.2 and (z) Parent and the Financing Sources shall have received the Specified Required Information, Merger Sub shall (and Parent shall cause Merger Sub to) commence the Offer (within the meaning of Rule 14d-2 under the Exchange Act) to purchase all of the Company Shares at a price per Company Share equal to the Offer Price (subject to the terms of Section 2.1(d)) as promptly as practicable after the date hereof (but in any event within twenty (20) business days of the date hereof, or such later date as may be agreed by Parent and the Company).

(b) Offer Conditions. Subject to the rights and obligations of Merger Sub to extend and/or amend the Offer in accordance with the terms and conditions of the Agreement, the consummation of the Offer shall be subject to the conditions set forth in Annex A (such conditions, the “Offer Conditions”).

(c) Waiver of Offer Conditions.

(i) Neither Parent nor Merger Sub may waive the Minimum Condition without the prior written consent of the Company.

(ii) Other than the Minimum Condition, the Offer Conditions are for the sole benefit of Parent and Merger Sub and, accordingly, Parent and Merger Sub may waive any such Offer Conditions, in whole or in part, at any time and from time to time prior to the expiration of the Offer, in

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their sole and absolute discretion. The failure by Parent and Merger Sub at any time to exercise the foregoing right to waive any Offer Condition (other than the Minimum Condition) shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

(d) Amendment of Offer Terms and Conditions.

(i) Parent and Merger Sub may, and hereby expressly reserve the right to, increase the Offer Price or otherwise amend, modify or make changes to the terms and conditions of the Offer; provided, however, that unless otherwise provided by this Agreement or previously approved by the Company in writing, neither Parent nor Merger Sub may make any change to the terms and conditions of the Offer that:

(A) decreases the Offer Price;

(B) changes the form of consideration to be paid in the Offer;

(C) reduces the number of Company Shares sought to be purchased in the Offer;

(D) amends, modifies or otherwise changes the Minimum Condition;

(E) extends the Expiration Date other than as set forth in this Agreement;

(F) amends, modifies or otherwise changes any Offer Conditions (other than the Minimum Condition) in a manner that adversely impacts the Company Stockholders in any respect; or

(G) imposes conditions to the Offer that are in addition to the Offer Conditions set forth in Annex A.

(ii) The Offer Price shall be automatically adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to Merger Sub’s acceptance for payment of, and payment for, Company Shares tendered pursuant to the Offer.

(e) Expiration and Extension of Offer. On the terms and subject to the conditions of this Agreement and the Offer, the Offer shall expire at midnight (Eastern time) on the date that is twenty (20) business days (for this purpose calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 under the Exchange Act) (such date, or such date to which the expiration of the Offer is extended in accordance with this Agreement, the “Expiration Date”); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement:

(i) Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any NYSE Rule that is applicable to the Offer;

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(ii) in the event that any Offer Condition (other than the Marketing Period Condition) is not satisfied or waived as of any then scheduled expiration of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer for successive extension periods of up to ten (10) business days each in order to further seek to satisfy such Offer Condition;

(iii) in the event that the Marketing Period Condition is not satisfied or waived as of any then scheduled expiration of the Offer, Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer to the date that is first business day after the scheduled end of the Marketing Period, unless the Marketing Period Condition is waived by Parent;

(iv) if the scheduled Expiration Date is on or after June 1, 2017, and the Company’s Annual Report on Form 10-K for the fiscal year ending April 2, 2017, including the information required by Part III of Form 10-K promulgated by the SEC (the “2017 10-K”) has not yet been filed with the SEC, then Merger Sub may extend the Offer for successive extension periods of up to ten (10) business days each until the 2017 10-K has been filed with the SEC; and

(v) if, immediately prior to the scheduled Expiration Date, each Offer Condition has been satisfied, or waived by Parent or Merger Sub if permitted hereunder, and the proceeds of the Debt Financing or Substitute Financing are not available to Parent and Merger Sub, in an amount sufficient (in combination with all funds held by or otherwise available to Parent and Merger Sub, including the cash and cash equivalents (including short-term marketable securities) of the Company) to consummate the transactions contemplated by this Agreement, then Merger Sub shall have the right to, and, if requested by the Company, Merger Sub shall, extend the Offer for no more than two (2) periods of up to ten (10) business days each (the length of such period to be determined by Parent or if such extension is requested by the Company, as determined by the Company, but in any event no later than five (5) business days prior to the Termination Date);

provided, however, that notwithstanding the foregoing clauses (i) - (v) of this Section 2.1(e), inclusive, in no event shall Merger Sub be required to extend the Offer beyond the Termination Date unless at such time Parent is not permitted to terminate this Agreement in accordance with Section 10.1(c); and provided further, that the foregoing clauses (i) - (v) of this Section 2.1(e), inclusive, shall not be deemed to impair, limit or otherwise restrict in any manner the right of Parent or Company to terminate this Agreement pursuant to the terms of Article X.

(f) Payment for Company Shares. On the terms and subject to the conditions of this Agreement and the Offer, promptly and in any event within one (1) business day following the expiration of the Offer (as it may be extended in accordance with Section 2.1(e)), Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment (the “Acceptance Time”) and, no later than three (3) business days after the Expiration Date, pay for all Company Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer. The Offer Price payable in respect of each Company Share that are validly tendered and not validly withdrawn pursuant to the Offer shall be paid without interest, net to the holder thereof in cash, and subject to reduction for any applicable U.S. federal withholding, back-up withholding or other applicable Tax withholdings.

(g) Schedule TO and Offer Documents. On the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”) with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and the related forms of the letter of transmittal and summary advertisement, if any, and any other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, with any supplements or amendments thereto, the “Offer

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Documents”), and (ii) mail (or cause to be mailed) the Offer Documents to all Company Stockholders. Subject to the provisions of Section 2.2(b), the Schedule TO and the Offer Documents may include a description of the determinations and approvals of the Company Board set forth in Section 2.2(b) and the Company Board Recommendation. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that either is (i) required by applicable securities laws to be included in the Schedule TO or the Offer Documents, or (ii) reasonably requested by Parent and Merger Sub for inclusion in the Schedule TO or the Offer Documents. Parent and Merger Sub shall ensure that the Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall ensure that none of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule TO or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub shall take all steps necessary to cause the Schedule TO and the Offer Documents, as so corrected, to be filed with the SEC and the other Offer Documents, as so corrected, to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to the filing thereof with the SEC. Parent and Merger Sub shall (i) provide to the Company and its counsel any and all written comments that Parent, Merger Sub or their counsel may receive in writing from the SEC or its staff with respect to the Schedule TO and the Offer Documents promptly after receipt thereof, and (ii) provide the Company and its counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(h) Funds. Without limiting the generality of Section 8.12, Parent shall cause to be provided to Merger Sub all of the funds necessary to purchase any Company Shares that Merger Sub become obligated to purchase pursuant to the Offer, and shall cause Merger Sub to perform, on a timely basis, all of the Merger Sub’s obligations under this Agreement except for such funds to be provided by the Company pursuant to Section 3.7.

2.2 Company Offer Support.

(a) Schedule 14D-9. Concurrently with filing the Schedule TO with the SEC and mailing the Offer Documents to the Company Stockholders, the Company shall (i) file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”), (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders along with the Offer Documents and (iii) set the mailing date of the Schedule 14D-9 as the record date for the purpose of receiving the notice required by Section 262(d) of the DGCL. Subject to the provisions of Section 2.2(b), the Schedule 14D-9 shall include a description of the determinations and approvals set forth in Section 2.2(b) and the Company Board Recommendation, the fairness opinions of the Company’s financial advisors referenced in Section 4.25 and the notice and other information required by Section 262(d) of the DGCL. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable securities laws or reasonably requested by the

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Company for inclusion in the Schedule 14D-9. The Company shall ensure that the Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub shall ensure that none of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly correct or supplement any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent, Merger Sub and their counsel reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC. The Company shall provide in writing to Parent, Merger Sub and their counsel any written comments the Company or its counsel may receive in writing from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof, and the Company shall provide Parent, Merger Sub and their counsel a reasonable opportunity to participate in the formulation of any written response to any such written comments of the SEC or its staff.

(b) Company Board Recommendation. The Company hereby approves and consents to the Offer. Subject to the terms of this Section 2.2(b), the Company Board shall (A) unanimously recommend that the Company Stockholders accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, to the extent applicable, adopt this Agreement in accordance with the applicable provisions of Delaware Law (the “Company Board Recommendation”), (B) include the Company Board Recommendation (with respect to the Offer) in the Schedule 14D-9, and (C) permit Parent and Merger Sub to include a description of the Company Board Recommendation in the Offer Documents if and to the extent that the Company Board Recommendation is not withheld, withdrawn, amended or modified in accordance with Section 7.4.

(c) Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, promptly furnish Parent with such information, including a list of the Company Stockholders as of the most recent practicable date, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial Company Stockholders as of the most recent practicable date, and lists of security positions of Company Shares held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions as requested by Parent from time to time), and with such assistance as Parent, Merger Sub or their respective agents may reasonably request, in order to mail, disseminate and otherwise communicate the Offer to the record and beneficial Company Stockholders. Subject to any and all applicable Laws, and except for such steps as are necessary to mail and disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents shall (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions, (ii) use such information only in connection with the Offer and the Merger, and (iii) if Parent and Merger Sub shall withdraw the Offer or the Offer shall otherwise expire or terminate in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and this Agreement shall be terminated pursuant to Article X, Parent and Merger Sub shall either, in Parent’s sole discretion, (A) destroy any and

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all copies and any extracts or summaries from such information then in their possession or control (and if requested by the Company, certify in writing to such destruction) or (B) deliver (and shall use their respective commercially reasonable efforts to cause their agents to deliver) to the Company, any and all copies and any extracts or summaries from such information then in their possession or control.

(d) Rights of First Refusal. Solely in connection with and subject to the consummation of the tender and purchase of Company Shares pursuant to the Offer and the consummation of the Merger, the Company hereby waives any and all rights of first refusal it may have with respect to Company Shares owned by, or issuable to, any Person, other than rights to repurchase unvested shares, if any, that may be held by Persons pursuant to the grant of restricted stock purchase rights or following exercise of employee stock options.

ARTICLE III

THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

3.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12235 El Camino Real, Suite 200, San Diego, California, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) business day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions)), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.3 Effective Time of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under Delaware Law by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL and the Merger shall be effective at the Effective Time. The Merger shall be governed by Section 251(h) of the DGCL. The time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, is referred to herein as the “Effective Time.”

(b) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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3.4 Organizational Documents.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Exar Corporation.”

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

3.5 Directors and Officers.

(a) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

3.6 Effect of the Merger on Capital Stock of the Constituent Corporations.

(a) Capital Stock of Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the following securities, each share of common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Capital Stock of the Company.

(i) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities, other than as otherwise set forth in this Section 3.6(b), each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than any Cancelled Company Shares and any Dissenting Company Shares) shall be canceled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price, without interest thereon (the “Merger Consideration”). From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration

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issuable and payable in respect thereof pursuant to this Section 3.6(b) upon the surrender thereof in accordance with the provisions of Section 3.7. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(ii) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent or the Company or held in treasury of the Company (collectively, “Cancelled Company Shares”), in each case as of immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(c) Dissenting Company Shares. Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares issued and outstanding immediately prior to the Effective Time and held by a stockholder who (A) has not tendered such Company Shares into the Offer (other than if such Company Shares were validly withdrawn) and has not voted in favor of the Merger or consented thereto in writing, who has demanded appraisal for such shares in accordance with Section 262 of the DGCL, (B) properly complied with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.6. By virtue of the Merger, all Dissenting Company Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s right to appraisal under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration pursuant to Section 3.6(b), without any interest thereon, upon surrender of the Certificate(s) (or receipt of an agent’s message in the case of Book-Entry Shares) that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 3.7. The Company shall give Parent (x) prompt notice of, together with copies of, any notice received by the Company of any stockholder’s intent to exercise its appraisal rights under Section 262 of the DGCL, demand received by the Company for payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments received by the Company which relate to any such demand for dissenter’s rights and (y) the opportunity to direct and control all negotiations and proceedings with respect to demands for dissenter’s rights under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal rights or settle or offer to settle or compromise any such demands for payment in respect of Dissenting Company Shares.

(d) Stock Awards of the Company; Company ESPP.

(i) Vested Company Options. At the Effective Time, each Company Stock Award that is a stock option to purchase shares of Company Common Stock (each, a “Company Stock Option”) (or portion thereof) with an exercise price less than the Merger Consideration that is outstanding and vested immediately prior to the Effective Time (including any Company Stock Option that accelerates and becomes vested and exercisable on or prior to the Effective Time in connection with the

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transactions contemplated by this Agreement and/or a termination of the holder’s service in connection with such transactions) (each such Company Stock Option, a “Vested Company Option”) shall be cancelled in exchange for the right to receive a cash payment, if any, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of shares of Company Common Stock subject to such Vested Company Option, multiplied by (y) the amount by which the Merger Consideration exceeds the exercise price per share of such Vested Company Option (with the aggregate amount of such payment rounded to the nearest whole cent) (the aggregate amount of which, the “Option Award Amount”).

(ii) Unvested Stock Options. At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time, is held by a Continuing Service Provider, is solely subject to time-based vesting and is not a Vested Company Option (each, an “Assumed Option”) shall be assumed by Parent and converted into an option to acquire a number of shares of Parent Class A Common Stock, as provided herein. Each such Assumed Option shall be subject to the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time, including the vesting schedule applicable thereto, except that (A) the number of shares of Parent Class A Common Stock subject to such Assumed Option shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Stock Option as of immediately prior to the Effective Time by (y) the Option Exchange Ratio (with the resulting number rounded down to the nearest whole share of Parent Class A Common Stock), and (B) the per share exercise price of each Assumed Option shall be equal to the quotient obtained by dividing (x) the per share exercise price at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Option Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent). It is the intention of the parties that each Assumed Option that qualified as a United States-based incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time, and further, that the assumption of the Assumed Options shall be effected in a manner that satisfies the requirements of Section 409A and 424(a) of the Code and the Treasury Regulations promulgated thereunder, and this Section 3.6(d)(ii) will be construed consistent with this intent. Each Company Stock Option that is not a Vested Company Option and that is outstanding immediately prior to the Effective Time and is held by a Person that is not a Continuing Service Provider shall not be assumed by Parent and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be cancelled and shall have no further effect following the Effective Time.

(iii) Vested Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit and each Company Performance Stock Unit that is outstanding and becomes vested immediately prior to or at the Effective Time in connection with the transactions contemplated by this Agreement (each such Company Restricted Stock Unit and Company Performance Stock Unit, a “Vested Company Unit”) shall be cancelled in exchange for the right to receive a cash payment, without interest and subject to applicable tax withholding, equal to the product of (x) the total number of shares of Company Common Stock subject to such Vested Company Unit, multiplied by (y) the Merger Consideration (with the aggregate amount of such payment rounded to the nearest whole cent) (the aggregate amount of which, the “Unit Award Amount”).

(iv) Unvested Restricted Stock Units. At the Effective Time, each Company Restricted Stock Unit and each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time and is held by a Continuing Service Provider and that is solely subject to time-based vesting and is not a Vested Company Unit (each, an “Assumed Unit”), shall be assumed by Parent; provided, however, that each Assumed Unit shall be converted into an award to receive that number of shares of Parent Class A Common Stock equal to the product obtained by multiplying (A) the number of shares of Company Common Stock subject to such Assumed Unit immediately prior to the Effective

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Time by (B) the Option Exchange Ratio, with the resulting number rounded down to the nearest whole share of Parent Class A Common Stock. Each Assumed Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Company Restricted Stock Unit or Company Performance Stock Unit immediately prior to the Effective Time. Each Company Restricted Stock Unit and each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time that is not a Vested Company Unit and is held by a Person that is not a Continuing Service Provider shall not be assumed by Parent and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, shall be cancelled and shall have no further effect following the Effective Time.

(v) Unvested Performance Options. At the Effective Time, each Company Performance Stock Option that is outstanding immediately prior to the Effective Time and that is neither a Vested Company Option nor an Assumed Option (each, an “Unvested Company Performance Option”) shall be converted into an unvested award (“Converted Performance Option”) representing the right to receive an option to acquire Parent Class A Common Stock calculated in accordance with the procedures set forth in Section 3.6(d)(ii). Each Converted Performance Option shall otherwise be subject to the same terms and conditions (including as to vesting, exercisability and issuance) as were applicable under the respective Unvested Company Performance Option immediately prior to the Effective Time, except that all performance-vesting criteria applicable to performance periods ending after the Company’s fiscal year 2017 are deemed to be achieved at target levels as of immediately prior to the Effective Time. For the avoidance of doubt, each Converted Performance Option tranche with a performance period concluding on or before the end of the Company’s fiscal year 2017 shall vest only to the extent that either the applicable performance criteria are achieved or such Converted Performance Option accelerates pursuant to the holder’s severance agreement.

(vi) Unvested Performance Units. At the Effective Time, each Company Performance Stock Unit that is outstanding immediately prior to the Effective Time and that is neither a Vested Company Unit nor an Assumed Unit (each, an “Unvested Company Performance Unit”) shall be converted into an unvested award (“Converted Performance Unit”) representing the right to receive a stock unit in Parent Class A Common Stock calculated in accordance with the procedures set forth in Section 3.6(d)(iv). Each Converted Performance Unit shall otherwise be subject to the same terms and conditions (including as to vesting and issuance) as were applicable under the respective Unvested Company Performance Unit immediately prior to the Effective Time, except that all performance-vesting criteria applicable to performance periods ending after the Company’s fiscal year 2017 are deemed to be achieved at target levels as of immediately prior to the Effective Time. For the avoidance of doubt, each Converted Performance Unit tranche with a performance period concluding on or before the end of the Company’s fiscal year 2017 shall vest only to the extent that either the applicable performance criteria are achieved or such Converted Performance Unit accelerates pursuant to the holder’s severance agreement, if applicable.

(vii) Annual Incentive Plan Awards. If any Annual Incentive Awards (as defined herein) have not been finally determined and settled prior to the Expiration Date, at the Effective Time, each of the 2017 Management Incentive Plan, Key Incentive Plan and Profit-Sharing Incentive Plan awards that is identified in Section 3.6(d)(vii) of the Company Disclosure Letter (each, an “Annual Incentive Award”) shall be converted into an unvested award (“Converted Incentive Award”) representing the right to receive a number of shares of Parent Class A Common Stock equal to the product of (x) the target number of shares of Company Common Stock subject to such Annual Incentive Award (as identified in the Company Disclosure Letter) multiplied by (y) the Option Exchange Ratio multiplied by (z) the performance factor achieved based on actual performance during the Company’s fiscal year 2017 with respect to the Annual Incentive Award’s corporate and individual performance goals (as identified in the Company Disclosure Letter) (with the aggregate amount of such payment rounded down

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to the nearest whole share). Each Converted Incentive Award shall be settled promptly, but in any event within thirty (30) days after the cumulative performance factor applicable to such Converted Incentive Award is determined. For avoidance of doubt, it is expressly contemplated that to the extent the Company can finalize determination of any Annual Incentive Award(s) prior to the Expiration Date, then it shall issue fully vested shares of Company Common Stock to the applicable award holder(s) pursuant to such determination, provided that the number of shares issued to any such person does not exceed the maximum number of shares that can be issued to that individual as set forth on Section 3.6(d)(vii) of the Company Disclosure Letter.

(viii) Company ESPP.

(A) Prior to the Acceptance Time, the Company shall take all actions necessary such that the current offering in progress as of the date of this Agreement shall be the final offering under the Company ESPP. If such offering has not ended prior to the Acceptance Time, then, prior to the Acceptance Time, the Company (x) shall take all actions necessary such that a date to be determined by the Company in accordance with the terms of the Company ESPP (but no later than the Acceptance Time) shall be the last day of such offering and (y) shall make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering but otherwise treating such shortened and final offering as a fully effective and completed offering for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (1) no new participant will be permitted to join the current offering in progress under the Company ESPP and (2) no participant in the Company ESPP with respect to the current offering shall be permitted to increase his or her elections with respect to the current offering.

(B) Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock at or prior to the Acceptance Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(C) The Company agrees to take any and all actions reasonably necessary to approve and effectuate the foregoing provisions of this Section 3.6(d).

(ix) Registration Statements for Assumed Options; Payment for Vested Awards. As soon as practicable following the Effective Time, but in no event later than ten (10) business days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 (and use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectuses contained therein) relating to shares of Parent Class A Common Stock issuable with respect to the Assumed Options, Assumed Units, Converted Performance Units, Converted Performance Options and Converted Incentive Awards and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options and Assumed Units remain outstanding. All Option Award Amounts and Unit Award Amounts shall be paid in cash as soon as reasonably practicable, and no later than the second regular payroll payment date of the Company after the Closing Date, subject to compliance with Section 409A of the Code to the extent applicable.

3.7 Payment Fund.

(a) Payment Agent; Payment Fund.

(i) Prior to the Acceptance Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”)

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and shall enter into an agreement relating the Payment Agent’s responsibilities under this Agreement, which shall be in a form and substance reasonably satisfactory to the Company.

(ii) (A) On the Closing Date, Parent shall deposit with the Payment Agent an amount of cash sufficient to pay all Merger Consideration payable to the holders of Company Shares (other than any Cancelled Company Shares and any Dissenting Company Shares) pursuant to Section 3.6(b)(i) (less the aggregate amount of cash actually deposited by the Company with the Payment Agent pursuant to the last sentence of this Section 3.7(a)(ii)) in each case, for the benefit of the holders of Company Shares, for exchange in accordance with the terms and conditions of this Article III. All cash deposited with the Payment Agent pursuant to this Section 3.7(a)(ii) shall hereinafter be referred to as the “Payment Fund.” On the Closing Date, the Company shall deposit (x) with the Payment Agent an amount of cash that it is directed to deposit by Parent and (y) with the depositary for the Offer an amount of cash that it is directed to deposit by Parent, provided that the Company shall be permitted to retain up to $10,000,000.

(b) Payment Procedures.

(i) As promptly as practicable (and in any event within two (2) business days) following the Effective Time, Parent and Merger Sub shall cause the Payment Agent to mail to each holder of record of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (x) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or effective affidavits in lieu thereof as provided in Section 3.7(g)) or Book-Entry Shares to the Payment Agent), and (y) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration issuable and payable in respect thereof (in accordance with Section 3.6(b)).

(ii) Upon surrender of Certificates (or effective affidavits in lieu thereof as provided in Section 3.7(g) or Book-Entry Shares for cancellation to the Payment Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and/or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III. The Payment Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly payment thereof in accordance with normal payment practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 3.7. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration issuable and payable in respect thereof. Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) Transfers of Ownership. In the event that the Merger Consideration is to be paid to a name other than that in which the Certificates surrendered in exchange therefor are registered (including as a result of a transfer of ownership of shares of Company Common Stock that has not been registered in the stock transfer books or ledger of the Company), it will be a condition of the payment of such Merger Consideration that the Certificates so surrendered are properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any

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agent designated by Parent) any transfer or other Taxes required by reason of the payment of the Merger Consideration to any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer or other Taxes have been paid or are otherwise not payable.

(d) Required Withholding. Each of the Payment Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under U.S. federal, state, local or non-U.S. Law and remitted to the appropriate Governmental Authority. To the extent that such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Authority in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary set forth in this Agreement but subject to compliance with this Article III, none of the Payment Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Termination of Payment Fund. At the request of Parent, any portion of the Payment Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 3.7 shall thereafter look only to Parent for issuance or payment of the Merger Consideration issuable and payable in respect thereto pursuant to Section 3.6(b). Any portion of the Payment Fund previously delivered to Parent that remains undistributed or unclaimed as of immediately prior to the time that such amounts would otherwise escheat to or become property of any Governmental Authority under applicable Law shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is issuable and payable in respect thereof pursuant to Section 3.6(b); provided, however, that Parent and/or the Payment Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may deem reasonably necessary as indemnity against any claim that may be made against Parent, the Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.8 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the directors and officers of Parent, the Company and Merger Sub shall take all such lawful and necessary action.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections) and (b) for any matters disclosed and reasonably apparent on the face of the disclosure contained in the Company’s Annual Report on Form 10-K for the year ended March 27, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended July 3, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended October 2, 2016, the Company’s Quarterly Report on Form 10-Q for the quarter ended January 1, 2017 or any of the Company’s Current Reports on Form 8-K dated on or after March 28, 2016 and prior to the date hereof, in each case filed by the Company with the SEC prior to the date hereof and to the extent they relate to historical or existing facts (excluding any disclosures set forth therein to the extent that they are predictive, cautionary or forward-looking in nature, including any information in the “Risk Factors” or “Forward-Looking Statements” sections contained therein), and provided that this subsection (b) does not apply with respect to the representations and warranties of the Company described in clause (2)(c)(A) through (C) of Annex A or set forth in Section 4.7 (Financial Statements and Internal Controls), or Section 4.15(l) (Employee Benefits Matters)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company Certificate of Incorporation and the Company Bylaws, each as amended to date, are in full force and effect, and neither the Company Board nor, to the Knowledge of the Company, any Company Stockholder that beneficially owns more than 5% of the Company Shares, has taken any action to amend the Company Certificate of Incorporation or the Company Bylaws in any respect. The Company has not taken any action in material breach or violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has heretofore made available to Parent a complete and accurate copy of the Company Certificate of Incorporation and the Company Bylaws, along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries (the “Company Subsidiary Documents”). The Company Subsidiary Documents, each as amended to date, are in full force and effect.

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4.2 Authority; Corporate Approvals and Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer and the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by the Company, and performance by the Company with its obligations hereunder, and the consummation of the Offer and the Merger and the other transactions contemplated hereby, have been duly and validly approved by the Company Board. The affirmative vote of the holders of a majority of the issued and outstanding Company Shares is the only vote of the holders of any class or series of Company capital stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt, approve or authorize this Agreement and consummate the Offer and the Merger.

(c) At a meeting duly called and held prior to the execution of this Agreement, the Company Board has, upon the terms and subject to the conditions set forth herein, (i) unanimously determined that this Agreement, the Offer and the Merger and other transactions contemplated hereby, are at a price and on terms that are fair to, and in the best interests of the Company and the Company Stockholders, (ii) unanimously approved this Agreement, the Offer, the Merger and the transactions contemplated hereby, and (iii) unanimously resolved to make the Company Board Recommendation.

(d) Assuming that the representations of Parent and Merger Sub in Article V are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby (including the Offer and the Merger) or the Support Agreements or the transactions contemplated thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer, the Merger, the Support Agreements or the transactions contemplated hereby or thereby.

(e) This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

4.3 Required Filings; Consents; Schedule 14D-9; Offer Documents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Company Certification of Incorporation or the Company Bylaws or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 4.3(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, impairment, restriction, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, or the material expansion of any right (including release of source code) under,

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any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement (including the Offer and the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Schedule 14D-9. The Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub or any of their officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9.

(d) Offer Documents. None of the information supplied by the Company or its officers, directors, representatives, agents or employees expressly for inclusion in Offer Documents will, on the date the Offer Documents are first sent to the Company Stockholders and at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.4 Capitalization.

(a) The authorized Company Capital Stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,250,000 shares of Company Preferred Stock. As of the close of business on March 27, 2017 (the “Capitalization Date”), (A) 51,192,445 Company Shares were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding Company Shares are validly issued, fully paid, non-assessable and free of any preemptive rights. Since the Capitalization Date, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock purchased under the Company ESPP, issued upon exercise of Company Stock Awards, the vesting of Company Restricted Stock Units or the vesting of Company Performance Stock Units in all cases, granted either (A) as of the date hereof or (B) following the date hereof as permitted pursuant to Section 6.2(b) or Section 6.2(b) of the Company Disclosure Letter, in

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each case, in accordance with the terms of a Company Stock Plan or the Company ESPP, as applicable, as in effect on the date hereof.

(b) Section 4.4(b) of the Company Disclosure Letter sets forth a complete and accurate list of all stock option plans or any other plan or agreement adopted by the Company under which there are outstanding awards that provide for the issuance of equity to any Person (the “Company Stock Plans”). The Company has made available to Parent complete and accurate copies of all Company Stock Plans and the forms of all award agreements issued under the Company Stock Plans.

(c) As of the Capitalization Date, (i) 4,732,501 shares of Company Common Stock were subject to issuance pursuant to Company Stock Options (other than Company Performance Stock Options), (ii) 723,818 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Units (for purposes of clarification, other than Company Performance Stock Units), (iii) 400,000 shares of Company Common Stock were subject to issuance pursuant to Company Performance Stock Options (iv) 70,000 shares of Company Common Stock were subject to issuance pursuant to Company Performance Stock Units, and (v) 1,297,694 shares of Company Common Stock were reserved for future issuance under the Company ESPP. Except as described in Section 4.4(a) and this Section 4.4(c), (A) no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding and (B) there are no exercisable securities, there are no options, preemptive rights, warrants, calls, rights or Contracts of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound or otherwise promised, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of, or enter into, any option, preemptive right, warrant, call, right, or similar agreement, arrangement or understanding.

(d) Section 4.4(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of the Capitalization Date, of all outstanding equity-based awards of the Company, whether payable in stock, cash or other property or any combination of the foregoing granted by the Company under any Company Stock Plans or otherwise (the “Company Stock Awards”), indicating, with respect to each Company Stock Award then outstanding, the person to whom awards were granted, the type of awards granted, the number of shares of Company Common Stock subject to or covered by such Company Stock Award, the plan under which such Company Stock Award was granted, the exercise or purchase price (if any), date of grant, the number of unvested shares, and the extent to which any vesting had occurred as of the date of this Agreement. All outstanding Company Stock Awards have been properly accounted for in accordance with GAAP on the consolidated audited financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports.

(e) There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other Contracts to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

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(f) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Certificate of Incorporation or the Company Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities laws. All of the outstanding shares of capital stock of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of any and all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(g) Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

(h) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money.

4.5 Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation or formation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock or other equity interests owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 4.5 of the Company Disclosure Letter. Other than as set forth on Section 4.5 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, or any interest convertible into or exchangeable or exercisable for any equity or voting interest in, any Person, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent (1%) of the outstanding stock of such company. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.6 SEC Reports. The Company has filed or furnished (as applicable) on the SEC Edgar System or made available to Parent all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished (as applicable) by the Company with the SEC since the Reference Date (collectively, the “Company SEC Reports”), and true and correct copies of all such Company SEC Reports are available on the SEC Edgar System or have been made available to Parent. The Company SEC Reports, including all forms, reports and documents filed or furnished (as applicable) by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed or furnished (as applicable) after the date hereof, will be, prepared in accordance with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-

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Frank Act”), as the case may be, and the rules and regulations thereunder, and (ii) except to the extent that information contained in any Company SEC Report has been revised, amended, modified or superseded prior to the date of this Agreement by a later filed Company SEC Report, did not at the time they were filed or furnished (as applicable) (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed or furnished (as applicable) by the Company with the SEC after the date of this Agreement, will not as of the time they are filed or furnished (as applicable), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file or furnish (as applicable) any forms, reports, schedules, statements or other documents with the SEC. Since the Reference Date, other than arising after the date hereof from or relating to the Merger or any of the other transactions contemplated by this Agreement, neither the Company nor any Subsidiary of the Company has received from the SEC or any other Governmental Authority, any written comments or questions with respect to any of the SEC Reports (including the financial statements included therein) or any registration statement filed by any of them with the SEC that (A) remain unresolved or (B) have been resolved but not publicly disclosed, or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements included therein) or registration statements are being reviewed or investigated, and, to the Company’s Knowledge, there is not any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements included therein). The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

4.7 Financial Statements and Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the date of this Agreement, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) The Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE.

(c) The Company and each of its Subsidiaries has established and maintains, adheres to and enforces a system of internal accounting controls over financial reporting (as such term is defined

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in Rule 13a-15 under the Exchange Act) which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board, (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) provide reasonable assurance that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities.

(d) To the Knowledge of the Company, since March 31, 2014, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s published financial statements.

(f) Since the Reference Date, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and/or its Subsidiaries or their respective internal accounting controls relating to periods after the Reference Date (except for any of the foregoing which have no reasonable basis) and (ii) no attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities laws or evidence of breach of fiduciary duty or similar violation relating to periods after the Reference Date, by the Company or any of its officers, directors, employees or agents to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(g) To the Knowledge of the Company, since the Reference Date, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Since the Reference Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

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(h) The Company is in compliance in all material respects with applicable and effective provisions of the Sarbanes-Oxley Act and the Dodd-Frank Act.

4.8 Undisclosed Liabilities. Except as reflected in the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities under this Agreement or expressly permitted to be incurred under this Agreement, (iii) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Contracts binding upon the Company or such Subsidiary (other than resulting from any breach, violation or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement to the extent such liabilities are not of the type required to be set forth on a balance sheet prepared in accordance with GAAP, (iv) liabilities less than $350,000 as to which the Company does not have actual Knowledge on the date hereof and (v) liabilities as to which the executive officers of the Company do not have actual knowledge on the date hereof that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

4.9 No Subsequent Changes; No Material Adverse Effect. (a) Since the date of the Company Balance Sheet through the date hereof, the Company has conducted its business in the ordinary course of business consistent with past practice, (b) since the date of the Company Balance Sheet through the date hereof, there has not occurred any Company Material Adverse Effect and (c) since the date of the Company Balance Sheet through the date hereof, there has not occurred any action taken by the Company or event that would have required the consent of Parent pursuant to Section 6.2 had such action or event occurred after the date of this Agreement.

4.10 Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the real properties which it purports to own or lease, including all the real properties reflected in the Company Balance Sheet. All real property leases, subleases, licenses or other occupancy agreements to which the Company or any of its Subsidiaries is a party (collectively, the “Company Real Property Leases”) are in full force and effect, except where the failure of such Company Real Property Leases to be in full force and effect would not be reasonably likely to result in a material and negative effect on the Company and its Subsidiaries, taken as a whole. Section 4.10 of the Company Disclosure Letter contains a true, complete and accurate list of all Company Real Property Leases under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right (now or in the future) to use or occupy. The Company has made available to Parent true, correct and complete copies of all Company Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto). There is no default by the Company or any of its Subsidiaries under any of the Company Real Property Leases, or, to the Knowledge of the Company, defaults by any other party thereto, except such defaults as have been waived in writing or cured or such defaults that in the aggregate would not be reasonably likely to result in a materially negative effect on the Company and its Subsidiaries taken as a whole. The Company or its Subsidiaries currently occupies the premises described in the Company Real Property Leases (the “Company Facilities”) for the operation of its business. To the Knowledge of the Company, the Company Facilities are in good operating condition and repair and are suitable for the conduct of the business as presently conducted therein.

4.11 Tangible Property. The Company and each of its Subsidiaries have good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, including all the tangible properties and assets reflected in the Company Balance Sheet. All tangible properties and assets reflected in the Company Balance Sheet are held free and clear of all Liens, except for Permitted Liens. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries are, in the aggregate,

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sufficient and adequate to carry on their respective businesses in all material respects as conducted as of the date hereof, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such machinery, equipment, furniture, fixtures and other tangible personal property and assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens, except for Permitted Liens.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Patents or other Intellectual Property Rights that are Registered Intellectual Property owned by or registered in the name of the Company or any of its Subsidiaries (collectively the “Company Registered Intellectual Property Rights”).

(b) All Company Registered Intellectual Property Rights are owned or exclusively licensed by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding any non-exclusive licenses entered into in the ordinary course of business), except for Liens that, individually or in the aggregate, are not material to the Company or any Subsidiary. To the Knowledge of the Company, all material Company Intellectual Property Rights are, and following the transactions contemplated hereby shall be, valid and enforceable and freely exercisable, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. To the Company’s Knowledge, no third party claims to own or exclusively license any Company Intellectual Property Rights, other than any Company Intellectual Property Rights that are exclusively licensed to the Company and owned by the licensor, and no third party is infringing or misappropriating any Company Intellectual Property Right.

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries infringed upon, violated or used without authorization or license, any Intellectual Property Right owned by any third Person. To the Company’s Knowledge, the Company and its Subsidiaries have sufficient rights to all Intellectual Property Rights used in or necessary for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted. There is no pending or, to the Company’s Knowledge, threatened Action, against the Company or any of its Subsidiaries, alleging that any activity, product or the conduct of the Company’s or any of its Subsidiaries’ respective businesses infringes or will infringe upon, violate or constitute the unauthorized use of any Intellectual Property Right of any third Person, or challenging the ownership, validity, or enforceability of any material Company Intellectual Property Right. Without limiting the preceding sentence, neither the Company nor any of its Subsidiaries has received a letter or other written or electronic communication or correspondence regarding any actual, alleged or suspected infringement or misappropriation of any Intellectual Property Right of any third Person by any activity, product or conduct of the Company or any of its Subsidiaries, including any invitation for the Company or any of its Subsidiaries to license any Intellectual Property Right of any third Person. Neither the Company nor any of its Subsidiaries is party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any suit, action or similar legal proceeding, or any other Contract, that (i) materially restricts the Company’s or any of its Subsidiaries’ rights to use, license or transfer any material Company Intellectual Property Right, or (ii) compels or requires the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property Right. Neither the Company nor any of its Subsidiaries knows of the infringement, misappropriation or violation of any material Company Intellectual Property Right.

(d) There is no pending Action before any court, Governmental Authority or arbitral tribunal brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property Right, which remain unresolved.

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(e) Section 4.12(e) of the Company Disclosure Letter contains a complete and accurate list of all Contracts currently in effect pursuant to which a third party has licensed to the Company or any of its Subsidiaries: (i) exclusive rights to any Intellectual Property Right, and (ii) non-exclusive rights (including under any Open Source License) to any Intellectual Property Right that is material to the Company or any Company Subsidiary (those Contracts described in the preceding clauses (i) or (ii), without reference to the Contracts set forth on Section 4.12(e) of the Company Disclosure Letter), the “Company In Licenses”), excluding for the purpose of the listing requirement on Section 4.12(e) of the Company Disclosure Letter (but not for purposes of the definition of Company In Licenses), Contracts with respect to commercially available Technology.

(f) Section 4.12(f) of the Company Disclosure Letter contains a complete and accurate list of all Contracts currently in effect pursuant to which the Company or any of its Subsidiaries has granted to a third Person or Affiliate: (i) any exclusive right or license to any Company Intellectual Property Right, and (ii) any non-exclusive right or license to any material Company Intellectual Property Right (those Contracts described in in the preceding clauses (i) or (ii), without reference to the Contracts set forth on Section 4.12(f) of the Company Disclosure Letter), the “Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”), excluding for the purpose of the listing requirement on Section 4.12(f) of the Company Disclosure Letter (but not for purposes of the definition of Company IP Licenses), Contracts with respect to Technology that is commercially available for an annual license fee of less than $50,000 and that is not incorporated into or distributed with any product of the Company or any of its Subsidiaries and Contracts for the non-exclusive license of Technology in connection with the sale and license of the Company’s products and software in the ordinary course.

(g) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Company IP License, is in material breach of any Company IP License that is material to the Company and its Subsidiaries, taken as a whole. The consummation of the transactions contemplated by this Agreement will not result in or cause, under any Company IP License that is material to the Company and its Subsidiaries (or under any other Contract entered into by the Company or any of its Subsidiaries containing terms that would result in or cause): (i) a third party to become licensed to, or otherwise have any right (including any right or covenant of non-assertion) to, any Intellectual Property Right owned by or licensed to Parent or any of its Subsidiaries (in their capacity, after giving effect to the Merger, as an Affiliate of the Company), (ii) the termination, impairment or restriction of any right or license granted to the Company or any of its Subsidiaries under a Company IP License, (iii) Company or any of its Subsidiaries to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property Rights (including by release of source code), except as would not reasonably be expected to have a Company Material Adverse Effect, (iv) Parent or any of its Subsidiaries (in their capacity, after giving effect to the Merger, as an Affiliate of the Company) to become bound by or made subject to any non-compete or other restriction on the operation or scope of its businesses, or (v) Parent or any of its Subsidiaries (in their capacity, after giving effect to the Merger, as an Affiliate of the Company) to become obligated to pay any royalties or other amounts, or to offer any discounts, to any third party in excess of those royalties or other amounts payable or discounts offered by Company or any of its Subsidiaries before the Closing.

(h) Neither the Company nor any of its Subsidiaries has distributed any software under an Open Source License in a manner that would require any material Technology that is owned by the Company or any Affiliate to (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be redistributed, hosted or otherwise made available at no or minimal charge, or (iv) be licensed, sold or otherwise made available on terms that (A) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of that software or (B) grant the right to decompile, disassemble,

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reverse engineer or otherwise derive the source code or underlying structure of that software. The Company and its Subsidiaries are in compliance in all material respects with all Open Source Licenses to which they are subject.

(i) Section 4.12(i) of the Company Disclosure Letter contains a complete and correct list of each standards setting organization, university or industry body, consortium, or other multi-party special interest group in which the Company or any of its Subsidiaries is currently participating, or in which the Company or any of its Subsidiaries has participated in the past, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority (each, a “SIG”). Neither the Company nor any of its Subsidiaries has made any submission to, nor is subject to any agreement with, any SIG that would obligate the Company or any of its Subsidiaries in their capacity as an Affiliate of the Company, or, after the Closing, Parent or any of its Subsidiaries (in their capacity, after giving effect to the Merger, as an Affiliate of the Company), to grant licenses to or otherwise impair or limit its control of any Company Intellectual Property Right or any Parent Intellectual Property Right.

(j) Each of the Company and its Subsidiaries has taken all reasonable steps that are required or necessary to protect the Company’s rights in confidential information and trade secrets of the Company and any of its Subsidiaries.

(k) The Company has made available to Parent a complete and correct list of all of the Company’s and its Subsidiaries’ inventory held for sale, and all of their respective raw materials, work in process, finished products, wherever the same may be located, (the “Inventory”) as of the date of the Company Balance Sheet. Subject to any reserves set forth in the Company Balance Sheet, all items of Inventory are (i) of good and merchantable quality, fit for the purpose for which they are intended, and saleable and useable in the ordinary course of business consistent with past practice, (ii) free of material defects and damage, and (iii) in quantities adequate and not excessive in relation to the normal operating requirements and circumstances of Company and its Subsidiaries and in accordance with the past inventory stocking practices of Company and its Subsidiaries.

(l) The Company has made available to Parent complete and correct copies of all forms of warranties and guaranties, including any oral warranties and guaranties, given by the Company or any of its Subsidiaries currently in effect with respect to products of the Company or any Subsidiaries and any material deviations from or modifications to such warranties and guaranties. Except for warranty claims not exceeding $250,000 in the aggregate, neither Company nor any of its Subsidiaries has received any warranty claims, has any written warranty claims pending, or, to the Knowledge of the Company, is threatened with any warranty claims under any Contract, and, to the Knowledge of the Company, there is no basis for any such claim. The Company’s and its Subsidiaries’ warranty reserves as set forth in the Company Balance Sheet has been calculated utilizing historical warranty experience rates consistent with past practice and, to the Knowledge of the Company, is sufficient to cover the unexpired warranty liabilities of the Company and its Subsidiaries.

(m) Except for warranty claims received and processed in the ordinary course of business, since the Reference Date, each product that has been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, by the Company or any of its Subsidiaries to any Person has conformed to the terms of the applicable warranty, in all material respects. Since the Reference Date, neither Company nor any of its Subsidiaries has received any written notice of a claim against Company or any of its Subsidiaries alleging a design or manufacturing defect in any product, excluding any and all requests for product returns in the ordinary course of business consistent with the past experience of Company and its Subsidiaries that have not had and are not reasonably expected to result in, individually or in the aggregate, any material Liabilities to Company and its Subsidiaries taken

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as a whole. None of the products that have been manufactured, authored, distributed, sold, rendered, offered or provided, as the case may be, by the Company or any of its Subsidiaries have been the subject of any recall or other similar action.

(n) To the Knowledge of the Company, there has not occurred any breach of the representations and warranties contained in Section 3.14 of that certain Share Purchase Agreement, dated June 1, 2016, between Beijing E-Town Chipone Technology Co., Ltd,, the Company and the other parties thereto (the “IML SPA”) that would give rise to any Liability under Article 12 of the IML SPA, and the Company has not received any notice asserting any claims for such Liability, and has no Knowledge of any basis for such Liability.

4.13 Material Contracts.

(a) For all purposes of and under this Agreement, a “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries;

(ii) any employment-related Contract or plan, including any stock option, restricted stock unit, performance stock unit, stock appreciation right or stock purchase plan or agreement, in each case, the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated by this Agreement (whether alone or in accordance with subsequent or additional events);

(iii) any (A) employment, contractor or consulting Contract with an employee or individual consultant or contractor, other than any at-will employment or services agreement providing no severance or other-post-termination benefits (other than continuation coverage required by law), or (B) Contract to grant any severance or termination pay or benefits (in cash or otherwise) to any employee, individual consultant, or any contractor;

(iv) any Contract (A) limiting in any respect the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent and its Subsidiaries in their capacity as Affiliates of the Company) to engage in any line of business or to compete with any Person in any line of business, market or geographic area, (B) prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent and its Subsidiaries in their capacity as Affiliates of the Company) from engaging in any business with any Person or otherwise limiting the right of the Company or any of its Subsidiaries to sell, distribute or manufacture any Company Product or to purchase or otherwise obtain any software, components, parts or services, or (C) requiring the Company or any of its Subsidiaries to provide “most favored nations” pricing or other most favored terms or granting any other exclusive rights, rights of first refusal or rights of first negotiation to any Person;

(v) any Contract (A) relating to the pending or future disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets or, with respect to dispositions, of the Company, other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material equity ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vi) any material manufacturing Contract or Contract with a foundry;

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(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $200,000 other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, and (C) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(viii) any settlement Contract with ongoing obligations other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the future payment of cash in amounts that do not exceed $200,000 in any individual case, or (C) settlement Contracts relating to Patent licenses entered into in the ordinary course of business, consistent with past practices;

(ix) any Contract that is collectively bargained by the Company with a union, works counsel or similar labor organization;

(x) other than purchase orders in the ordinary course of business, any other Contract (or series of related Contracts) that requires the total payment by the Company or any of its Subsidiaries in any twelve (12) month period of at least $350,000, that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, inclusive;

(xi) any Contract in which the Company or any of its Subsidiaries (A) has an obligation to indemnify any third party against claims of infringement or misappropriation of Intellectual Property Rights, excluding those Contracts consisting of the Company’s or a Subsidiary’s standard terms of purchase or any purchase orders entered into in the ordinary course of business or (B) any Company Out License pursuant to which the scope of the license granted by the Company or its Subsidiary party thereto includes, or could reasonably be expected to include, one or more Affiliates of the Company or its Subsidiaries;

(xii) any Contract with a Significant Company Customer or Significant Company Supplier, in each case, other than purchase orders in the ordinary course of business;

(xiii) any Contract with any foundry or assembly house;

(xiv) any rebate Contract; and

(xv) any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination of which would be reasonably expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (i) through (xiv) above, inclusive.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and accurate list of all Company Material Contracts as of the date hereof, to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 4.13(a) that describes such Company Material Contract. The Company has made available to Parent complete copies (including all exhibits and amendments thereto) of each Contract set forth on the Company Disclosure Letter.

(c) Each Company Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in material breach of, or default under, any such Company Material Contract, and no

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event has occurred that with notice or lapse of time or both would constitute such a material breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto.

4.14 Tax Matters.

(a) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, except for such failures to prepare and timely file or failures to be true, correct and complete as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) The Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, except with respect to matters for which adequate reserves have been established on the face of the Company Balance Sheet, and withheld (and timely paid over any withheld amounts to the appropriate Governmental Authority) all Taxes required to be withheld, except for such failures to pay, establish adequate reserves or withhold as would not reasonably be expected to be individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Neither the Company nor any of its Subsidiaries had any Liabilities for unpaid Taxes as of the Company Balance Sheet Date that had not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes since the Company Balance Sheet Date other than in the ordinary course of business consistent with past practice, except, in each case, to the extent such Liabilities would not be reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) The U.S. consolidated federal income Tax Returns of the Company have been examined by the Internal Revenue Service (or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired) for all periods ending on or before December 31, 2012. No claim has been made in writing by any Governmental Authority that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns. Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations on or extension of the period for the assessment or collection of any material Tax.

(e) The Company is not, and has not been at any time since January 1, 2012, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(f) There are no material audits, examinations, investigations or other proceedings in respect of Taxes pending or threatened in writing with respect to the Company or any of its Subsidiaries.

(g) There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(h) None of the Company or any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law).

(i) The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction Contract or order with respect to the

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Company and each of its Subsidiaries, except where the failure to be in compliance has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(j) None of the Company or any of its Subsidiaries has engaged in a “listed transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b)(2).

(k) Each Company Employee Plan which is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in operational and documentary compliance in all material respects with the requirements of Section 409A of the Code. No stock option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, as determined by the Company Board in good faith, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, or (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A). Neither the Company, nor any Subsidiary or ERISA Affiliate is a party to any Contract which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.

(l) Neither the Company nor any of its Subsidiaries (i) has incurred, or has any potential to incur, any material liability pursuant to any Tax sharing, Tax allocation or Tax indemnification Contract, other than any such Contract entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any material liability for the Taxes of any Person other than the Company and its Subsidiaries pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor, or otherwise by operation of Law.

(m) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodologies of the Company and each of its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of the applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.

4.15 Employee Benefit Matters.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Company Employee Plans. Neither the Company nor any ERISA Affiliate of the Company has any plan or commitment to establish, adopt or enter into any new material Company Employee Plan, to materially modify any material Company Employee Plan (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), except, in each case, as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole.

(b) With respect to each material Company Employee Plan, the Company has made available to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached,

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(iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, and correspondence to or from the IRS or the DOL with respect to such letter (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all material personnel, payroll and employment manuals and policies, (vii) the most recent annual and periodic financial statements and other annual accounting of assets for each Company Employee Plan that is funded, (viii) all communications material to any employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any pending amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (ix) all material correspondence to or from any governmental agency relating to any Company Employee Plan within the past two (2) years, (ix) the three (3) most recent plan years’ discrimination tests for each Company Employee Plan, (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, and (xi) the most recent annual actuarial valuations, if any, for each Company Employee Plan.

(c) Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, each Company Employee Plan has been established, maintained and administered in all respects in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and each of the Company, the Company’s Subsidiaries and their respective ERISA Affiliates have met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto.

(d) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates. Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, the Company’s Subsidiaries and their respective ERISA Affiliates have complied in all respects with the Sarbanes Oxley Act in respect of each such Company Employee Plan, and has timely filed any and all filings required under applicable Law in respect of each such Company Employee Plan.

(e) Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, all Company Employee Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Company Qualified Plan”), have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Qualified Plan and to the Knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such letter that would reasonably be expected to materially and adversely affect the qualified status of any such Company Qualified Plan. Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, there has been no termination, partial termination or discontinuance of contributions to any Company Qualified Plan that resulted or may reasonably be expected to result in material liability to the Company and its Subsidiaries, taken as a whole. Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

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(f) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has in the preceding six (6) years maintained, participated in or contributed to (or been obligated to contribute to), or can reasonably expect to have future liability with respect to (i) any employee benefit plan which was ever subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan provides health benefits that are not fully insured through an insurance contract.

(g) No Company Employee Plan provides post-termination health or welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law. Neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any employee of the Company or its ERISA Affiliates (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with post termination benefits, except to the extent required by applicable Law.

(h) Except as would not result in any material Liability to the Company and its Subsidiaries, taken as a whole, there is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Company Employee Plan or the assets of any Company Employee Plan, other than claims for benefits in the ordinary course.

(i) Each Company Employee Plan maintained or covering employees outside the United States (the “Company Non-U.S. Employee Plans”), and the books and records thereof, is in material compliance with all applicable Law of each applicable jurisdiction. No such Company Non-U.S. Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. and, except as required by a Law, no condition exists that would prevent the Company or Parent from terminating or amending any material Company Employee Plan, at any time for any reason without liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(j) Section 4.15(j) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries, other than customary offer letters and other similar employment agreements entered into in the ordinary course of business and that are terminable at-will without any Liability to the Company or any of its Subsidiaries; and (ii) all operative severance agreements, programs and policies of the Company or any of its Subsidiaries, excluding, in each case, programs and policies required by Law.

(k) Except as would not reasonably be expected to result in material Liability to the Company and its Subsidiaries, taken as a whole, all contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Company Balance Sheet.

(l) To the Knowledge of the Company (it being understood that for purposes of this Section 4.15(l), the definition of Knowledge shall be deemed to include the Company’s Vice President of Human Resources), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (including the Offer and the Merger) will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries,

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(ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation.

(m) No amount paid or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could be an “excess parachute payment” within the meaning of Section 280G of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment from the Company or any of its Subsidiaries) as a result of the imposition of the excise taxes which may be required pursuant to Section 4999 of the Code.

4.16 Labor Matters

(a) Section 4.16(a) of the Company Disclosure Letter contains a complete and accurate list of each country in which the Company or any of its Subsidiaries or Affiliates has operations as of the Company Balance Sheet Date and the approximate number of employees in each such country as of the Company Balance Sheet Date.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Law respecting employment and employment practices, including all laws respecting terms and conditions of employment, worker classification, tax withholding, health and safety, wages and hours (including overtime and meal and rest periods), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and fair employment practices, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. The Company and each of its Subsidiaries (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) There are no actions, suits, claims or administrative matters pending or threatened against the Company, any of its Subsidiaries, or any of their employees relating to any employment agreement or Company Employee Plan. There are no pending, threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy. Neither the Company or and Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (a) any Person as an independent contractor rather than as an employee, (b) any employee leased from another employer, or (c) any employee currently or formerly classified as exempt from overtime wages.

(d) To the Knowledge of the Company: (i) there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are

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no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing, or to the Knowledge of the Company, any other notice, to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there are no labor strikes or lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries.

(e) The Company and each of its Subsidiaries are and have been in material compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign law. The Company has made available to Parent a complete and accurate list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90 day period prior to the date of this Agreement.

(f) No employee of the Company or any of its Subsidiaries (i) to the Knowledge of the Company is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries.

(g) The Company has made available to Parent a complete and accurate list of (i) all employees of the Company or any of its Subsidiaries whose employment relationship with the Company or any of its Subsidiaries has terminated since February 1, 2016; and (ii) all employees of the Company or any of its Subsidiaries who have delivered written notice, or to the Knowledge of the Company, any other notice, on or after February 1, 2016 evidencing an intent to terminate his or her employment for any reason.

4.17 Environmental Matters.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, no Hazardous Materials are present on any real property that is currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or were present on any real property at the time it ceased to be owned, operated, occupied, controlled or leased by the Company or its Subsidiaries, including the land, the improvements thereon, the groundwater thereunder and the surface water thereon. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no underground storage tanks, asbestos which is friable or likely to become friable or PCBs present on any real property currently owned, operated, occupied, controlled or leased by the Company or any of its Subsidiaries or as a consequence of the acts of the Company, its Subsidiaries or their agents.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries have conducted all Hazardous Material Activities in compliance in all material respects with all applicable Environmental Law. Except as would not reasonably be expected to be, individually or in

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the aggregate, material to the Company and its Subsidiaries taken as a whole, the Hazardous Materials Activities of the Company and its Subsidiaries prior to the Closing have not resulted in the exposure of any person to a Hazardous Material in a manner which has caused or could reasonably be expected to cause an adverse health effect to any such person.

(c) Since January 1, 2013, the Company and its Subsidiaries have been and are in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all Company Permits necessary for the occupation of the Company’s and its Subsidiaries’ respective premises and the operation of the business (the “Environmental Permits”). The Company and its Subsidiaries have complied in all material respects with all covenants and conditions of any Environmental Permit which is or has been in force, including with respect to its Hazardous Materials Activities. No circumstances exist which could reasonably be expected to cause any material Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee.

(d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning or relating to any Environmental Permit, any violation of Environmental Law or any Hazardous Materials Activity of the Company or any of its Subsidiaries that would reasonably be expected to result, individually or in the aggregate, a material Liability to the Company or its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is aware of any fact or circumstance that could result in any Liability under an Environmental Law which would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to result in a material Liability to the Company or its Subsidiaries, neither the Company nor any Subsidiary has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to Liabilities, or otherwise assumed the Liability of any other Person, arising out of Environmental Law or the Hazardous Materials Activities of the Company or any of its Subsidiaries.

(f) The Company and the Subsidiaries have delivered to Parent or made available for inspection by Parent and its agents, representatives and employees all material environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control. The Company and its Subsidiaries have complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.18 Compliance with Law.

(a) Generally. Since March 31, 2014, the Company and its Subsidiaries have been and are in compliance, with, and are not in default under or violation of (and have not received any written notice, of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound, except for such non-compliance, defaults or violations that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Anti-Corruption and Anti-Bribery Laws. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with and while acting on their behalf) have, (i) directly or indirectly, taken any action which would cause it to be in violation of any applicable Anti-Corruption Laws, (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iii) made, offered or authorized any unlawful payment to foreign or domestic government officials or

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employees (including employees or officials of government-owned or controlled entities and public international organizations), whether directly or indirectly, or made, offered, or authorized any bribe, improper rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. None of the Company, any of its Subsidiaries, or any other entity under their control have conducted an internal investigation, or been formally investigated, charged, or prosecuted, for conduct related to violations of applicable Anti-Corruption Laws. The Company has established reasonable internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws.

(c) Export Control Law.

(i) The Company and each of its Subsidiaries have complied in all material respects with all applicable export and re-export control and trade and economic sanctions Law (“Export Controls”), including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control, and the International Traffic in Arms Regulations maintained by the Department of State and any applicable anti-boycott compliance regulations except for any non-compliance, defaults and violations that would not reasonably be expected be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has directly or indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Law of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls. The Company and its Subsidiaries are in compliance in all material respects with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) Neither the Company nor any of its Subsidiaries has Knowledge of any fact or circumstance that would result in any Liability for any violation of Export Control and Import Restrictions other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(iii) The Company and its Subsidiaries, including, to the Knowledge of the Company, all of their customs brokers and freight forwarders, have maintained all records required to be maintained regarding the Company and its Subsidiaries as required under the Export Control and Import Restrictions other than as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(iv) Except pursuant to valid licenses, the Company and its Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United State or abroad.

(v) No Action, claim, investigation, request for information, or subpoena is pending, or to the Knowledge of the Company, threatened, concerning or relating to any export or import activity of the Company or any of its Subsidiaries. No voluntary self-disclosures have been filed by or for the Company or any of its Subsidiaries with respect to possible violations of Export Controls and Import Restrictions.

4.19 Permits. The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Company Permits”). The Company Permits are in full force and effect, have not been violated in any material respect and, to the

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Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Action or investigation pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Company Permits. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

4.20 Actions and Orders.

(a) Actions. There are no material Actions (other than arising after the date hereof from or relating to the Offer, the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets. There are no investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets.

(b) Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that is material to the Company and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.21 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries is in full force and effect, all premiums due thereon have been paid in full. The Company has made available a complete list of all such insurance policies to Parent prior to the date of this Agreement.

4.22 Related Party Transactions. Except as set forth in any employment or other compensatory arrangement of the Company or any its Subsidiaries in the ordinary course of its business, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand.

4.23 Customers and Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the customers of the Company and its Subsidiaries who, in either (i) the fiscal year ended March 27, 2016 and/or (ii) the nine-month period ended January 1, 2017 was one of the twenty (20) largest customers of Company Products based on amounts paid or payable, as applicable (excluding any payments that are attributable to discontinued operations resulting from the Company’s sale of its iML business in November 2016), to the Company or its Subsidiaries by such customers during such period (each, a “Significant Company Customer”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending Action concerning any Company Products with any Significant Company Customer. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, any other notice, from any Significant Company Customer that such Significant Company Customer intends to terminate or materially modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries, other than immaterial modifications in connection with annual renewals in the ordinary course of business.

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(b) Section 4.23(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the ten (10) largest suppliers of products and/or services to the Company and its Subsidiaries based on amounts paid (excluding any payments that are attributable to discontinued operations resulting from the Company’s sale of its iML business in November 2016) by the Company and its Subsidiaries to such supplier during the fiscal year ended March 27, 2016 (each, a “Significant Company Supplier”). As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to any pending Action concerning products and/or services provided by any Significant Company Supplier. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, or to the Knowledge of the Company, any other notice, from any Significant Company Supplier that such Significant Company Supplier intends to terminate or materially modify, in either case, whether prior to or following the Closing, any existing Contract with the Company or any of its Subsidiaries.

4.24 Takeover Statutes; Rights Plan.

(a) Assuming the accuracy of the representations and warranties set forth in Section 5.5 of this Agreement, the Company Board has adopted such resolutions as are necessary to render inapplicable to this Agreement, the Offer, the Merger and any of the other transactions contemplated thereby, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. Other than Section 203 of the DGCL, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or other applicable Law (each, a “Takeover Statute”) is applicable to the Company, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

(b) Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound under, any rights agreement, stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue, register, redeem, repurchase, vote, transfer or dispose of any shares of its capital stock or any other securities.

4.25 Fairness Opinion. The Company Board has received the opinion of Cowen and Company, LLC to the effect that, based upon and subject to the qualifications set forth therein, the consideration to be received by the stockholders of the Company pursuant to the Offer and Merger is fair, to such stockholders from a financial point of view, and the foregoing opinion has not been withdrawn, revoked or modified in any respect unless replaced prior to the Acceptance Date by a subsequent opinion from Cowen and Company, LLC or any other nationally recognized investment bank to the effect that, as of the date of such opinion and based upon and subject to the qualifications set forth therein, the Merger Consideration to be offered to the stockholders of the Company in the Offer and the Merger is fair, from a financial point of view, to the stockholders of the Company.

4.26 Brokers, Finders and Financial Advisors. No broker, finder or investment banker (other than Cowen and Company, LLC, whose fees will be paid by the Company) is entitled to any brokerage, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

5.1 Organization and Qualification.

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(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent owns beneficially and of record all outstanding capital stock of Merger Sub, free and clear of any Liens, and no other person holds any capital stock of Merger Sub or has any rights to acquire any interest in Merger Sub. Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and activities incidental thereto and has no liabilities and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

5.2 Authority and Enforceability.

(a) Each of Parent and Merger Sub have all requisite corporate and other power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Offer, the Merger and the other transactions contemplated hereby in accordance with the terms hereof.

(b) The execution and delivery of this Agreement by Parent and Merger Sub, and performance by Parent and Merger Sub of each of Parent and Merger Sub’s respective obligations hereunder, and the consummation of the Offer, the Merger and the other transactions contemplated hereby, have been duly and validly approved and authorized by all necessary corporate or other action on the part of Parent and Merger Sub and no other corporate or other proceeding on the part of Parent or Merger Sub is necessary to authorize, adopt or approve this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

(c) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies.

5.3 Required Filings and Consents.

(a) The execution and delivery by Parent of this Agreement does not, and the performance by Parent of its covenants and agreements under this Agreement and the consummation by Parent of the transactions contemplated by this Agreement will not, (i) conflict with or violate the Parent Certificate of Incorporation or the Parent Bylaws or any similar organizational documents of Parent’s Subsidiaries, (ii) assuming receipt of the government approvals contemplated by Section 5.3(b) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment,

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acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent or any of its Subsidiaries pursuant to, any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC as determined as of the date of this Agreement, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to Parent and its Subsidiaries, except in the case of the preceding clauses (ii) and (iii), inclusive, as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery by Parent of this Agreement does not, and the performance by Parent of its covenants and agreements under this Agreement and the consummation by Parent of the transactions contemplated by this Agreement (including the Offer and the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities laws, (iii) the filing of the Certificate of Merger or other documents as required by the DGCL and (iv) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.4 Offer Documents; Schedule 14D-9.

(a) The Offer Documents, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, on the date first published, sent or given to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent with respect to information supplied by the Company or any of its officers, directors, representatives, agents or employees in writing specifically for inclusion or incorporation by reference in the Offer Documents.

(b) None of the information supplied by Parent, Merger Sub or their officers, directors, representatives, agents or employees expressly for inclusion in the Schedule 14D-9 will, on the date the Schedule 14D-9 is first sent to the Company Stockholders or at the expiration date of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.5 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

5.6 Financing Ability.

(a) Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter, and (ii) the accuracy of the representations and warranties of the Company set forth in Article IV hereof and compliance by the Company with their covenants hereunder (except, in the case of clause (ii), where the failure to be accurate or to comply would not reasonably be expected to result in more than a de minimis increase in the payment of the aggregate amounts payable by Parent and Merger Sub in connection with the consummation of the transactions contemplated by this Agreement), the net proceeds contemplated by the Debt Financing pursuant to the Debt Commitment Letters, together with the Company’s cash and cash equivalents (including short-term marketable securities) and cash and cash

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equivalents of Parent, will, in the aggregate be sufficient for Parent to consummate the transactions contemplated hereby, including the payment of the aggregate amounts payable pursuant to Article III and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement. Parent and Merger Sub’s obligations to consummate the Offer and the Merger and any other transactions contemplated hereby are not subject to a condition regarding Parent or Merger Sub’s obtaining any additional funds.

(b) Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of the fully executed debt commitment letter(s) from the Financing Sources identified therein, together with any executed fee letters related thereto (of which only the fee amounts, price caps and economic “flex” terms have been redacted; provided, that, in accordance with customary practice, such redacted terms are confidential and do not affect the conditionality of, the timing of the funding of, the availability of, or the amount of cash proceeds available to Parent from, the Debt Financing), and any related exhibits and schedules thereto (collectively, the “Debt Commitment Letter”) pursuant to which such Financing Sources have committed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement (the “Debt Financing”).

(c) As of the date of this Agreement, the Debt Commitment Letter has not been amended or modified in any respect, no such amendment or modification is contemplated (except for amendments to add additional Financing Sources thereto, and any amendments or modifications to effectuate any “market flex” terms), and, to the Knowledge of Parent, the respective commitments contained in the Debt Commitment Letter have not been withdrawn, terminated, amended, modified or rescinded in any respect. As of the date of this Agreement, there are no side letters, contracts, arrangements or other agreements or understandings to which Parent, Merger Sub, or any of their Affiliates is a party relating to the funding or investing, as applicable, of the full amount of the Debt Financing other than the Debt Commitment Letter. As of the date hereof, Parent has paid, or caused to be paid, in full any and all fees (including commitment fees and other fees) required to be paid under the Debt Commitment Letter that are payable on or prior to the date of this Agreement and will pay, or cause to be paid, all additional fees arising under the Debt Commitment Letter as they become due. The Debt Financing is not subject to any conditions precedent, arrangements or other contingencies other than as expressly set forth in the Debt Commitment Letter and, as of the date of this Agreement, the Debt Commitment Letter is (x) to the knowledge of Parent, in full force and effect and (y) the legal, valid, binding and enforceable obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the date of this Agreement, (x) no breach by Parent of any term of, or default by Parent under, the Debt Commitment Letter exists and (y) to the knowledge of Parent, no breach by any other party to the Debt Commitment Letter of any term of, or default by any other party to the Debt Commitment Letter under, the Debt Commitment Letter exists. As of the date of this Agreement, assuming the satisfaction of the Offer Conditions on the Closing Date, Parent has no reason to believe that (i) Parent or any other party to the Debt Commitment Letter will be unable to satisfy on a timely basis any of the conditions that are required to be satisfied by it as a condition to the obligations under the Debt Commitment Letter prior to the expiration thereof and (ii) any portion of the Debt Financing will not be made available to Parent at the Closing.

5.7 Litigation. As of the date hereof, there is no action, suit, investigation, proceeding or claim pending against, or, to the Knowledge of Parent and Merger Sub, threatened against, or any order, judgment, ruling or decree imposed upon, Parent or Merger Sub or any of their respective Affiliates before (or, in the case of threatened actions, suits, investigations, proceedings or claims, would be before) or by, or any settlement agreement or other similar written agreement with, or continuing investigation

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by, any Governmental Authority that would reasonably be expected to prevent or materially impair or delay the consummation of the Offer, the Merger or other transactions contemplated by this Agreement.

ARTICLE VI

CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or permitted by this Agreement, (b) as required by Law, or (c) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall, and shall cause its Subsidiaries, to (i) carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its present business, (B) keep available the services of its present officers and employees (provided, for the avoidance of doubt, that nothing under this Section 6.1 shall require the Company or any of its Subsidiaries to adopt or implement any new Company Employee Plans or modify existing Company Employee Plans), (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings, (D) pay its debts and Taxes when due, and (E) carry on its business in compliance with all applicable Law.

6.2 Negative Obligations of the Company. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as required by Law, (iii) as set forth in Section 6.2 of the Company Disclosure Letter, or (iv) as approved in advance by Parent in writing (which approval shall not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall not, and shall cause its Subsidiaries to not, do any of the following:

(a) propose to adopt any amendments to or amend its certificates of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, promise to issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, restricted stock units, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any of its securities or any securities of any of its Subsidiaries, except for (i) the issuance and sale of shares of Company Common Stock pursuant to the Company ESPP (in accordance with Section 3.6(d)(viii)), (ii) the grant and issuance of vested Company restricted stock units pursuant to the Annual Incentive Awards (in accordance with Section 3.6(d)(vii)), or (iii) the exercise or settlement of stock options, restricted stock units or other equity compensation awards outstanding prior to the date hereof, in each case, in accordance with terms as of the date hereof;

(c) acquire, repurchase or redeem, directly or indirectly, or amend, any of its securities or any securities of any of its Subsidiaries;

(d) other than cash dividends made by any of its direct or indirect wholly-owned Subsidiaries to themselves or one of its Subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

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(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of themselves or any of its Subsidiaries (other than the transactions contemplated hereby);

(f) (i) incur or assume any debt or issue any debt securities, except for (A) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practices or advances to employees and consultants for travel and other business related expenses in the ordinary course of business and (B) trade payables incurred in the ordinary course of business consistent with past practices, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person except obligations of any of its direct or indirect wholly-owned Subsidiaries, (iii) make any loans or capital contributions to or investments in any other Person (other than a wholly-owned Subsidiary) or (iv) mortgage or pledge any of their or its Subsidiaries’ assets, tangible or intangible, or create or suffer to exist any Lien thereupon, except for Permitted Liens;

(g) except as may be required to satisfy contractual obligations existing on the date hereof under any Company Employee Plan set forth on Section 4.15(a) of the Company Disclosure Letter or any Company Material Contract set forth on Section 4.13(a)(ii) of the Company Disclosure Letter; (i) enter into, adopt, amend (including to provide for the acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance, change of control, or other employee benefits agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any consultant, director, officer or employee in any manner or increase in any material manner the compensation or fringe benefits of any consultant, director, officer or employee of the Company or any Subsidiary of the Company, or (ii) pay any special bonus, remuneration, benefit or other payment to any director, officer or employee of the Company or any Subsidiary of the Company not required by any plan or arrangement as in effect as of the date hereof that are set forth on Section 4.15 of the Company Disclosure Letter; provided, however, that this paragraph (g) shall not prevent the Company or any of its Subsidiaries from (x) entering into employment agreements, offer letters or retention agreements with non-officer employees in the ordinary course of business consistent with past practices and which are terminable at will and without any severance, change of control or similar obligations of the Company, its Subsidiaries (or after the Closing, Parent or its Subsidiaries, in their capacity, after giving effect to the Merger, as Affiliates of the Company), or (y) taking any actions pursuant to the Annual Incentive Awards in accordance with Section 3.6(d)(vii) of this Agreement;

(h) promote any officer or employee of the Company or any Subsidiary of the Company, other than in the ordinary course of business consistent with past practice or hire any employee with a title of vice president or above or terminate the employment of any employee other than for cause;

(i) forgive any loans to any of its employees, officers or directors or any employees, officers or directors of any of its Subsidiaries or Affiliates;

(j) make any deposits or contributions of cash or other property or take any other action to fund or in any other way secure the payment of compensation or benefits under any Company Employee Plans or any agreements subject to the Company Employee Plans or any other Contract of the Company, other than deposits and contributions that are required pursuant to the terms of any such Company Employee Plans in effect as of the date hereof or as required by applicable Law, and other than discretionary matching contributions made pursuant to the Company 401(k) Plan in the ordinary course of business consistent with, and at levels that do not exceed, past practice;

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(k) enter into, amend, or extend any collective bargaining agreement;

(l) acquire, sell, lease, transfer, or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions (including by merger, consolidation, restructuring, recapitalization, reorganization, share purchase, asset purchase or similar transaction), except for (i) transactions pursuant to existing Contracts set forth on Section 4.13(b) of the Company Disclosure Letter, (ii) acquisitions of operating assets in the ordinary course of business consistent with past practice, (iii) sales of inventory or products in the ordinary course of business, (iv) acquisitions not involving the acquisition of a business or Person that are not in excess of $150,000, individually, or $350,000, in the aggregate or (v) dispositions of obsolete, surplus or worn out assets that are no longer used or useful in the conduct of the business of the Company or its Subsidiaries;

(m) except as may be required by changes in GAAP after the date hereof, make any change in any of the accounting principles or practices used by either of them;

(n) make or change any material Tax election, adopt or change any Tax accounting method, amend any material Tax Return, settle or compromise any material Tax liability or assessment by any Governmental Authority, surrender any right to claim a material Tax refund, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(o) (i) acquire or license any material Intellectual Property Right from any third party (except for commercially available Intellectual Property Rights licensed from third parties on a non-exclusive basis for use in connection with the Company’s research, development and product commercialization activities in the ordinary course of business and consistent with past practices), (ii) grant any license or other right or forbearance (including any right or covenant of non-assertion) with respect to any material Company Intellectual Property Rights other than non-exclusive licenses granted in the ordinary course of business consistent with past practice that do not impair, restrict, limit, or otherwise adversely affect the Company or any of its Subsidiaries in any material respect, (iii) grant any license or other right or forbearance (including any right or covenant of non-assertion) with respect to any Intellectual Property Right owned by or licensed to Parent or any of its Subsidiaries, (iv) divest or abandon any material Company Intellectual Property Rights, or (v) except in the ordinary course of business consistent with past practice, modify any standard warranty term for any Company Product in any material respect, or materially amend or modify any product or service warranty;

(p) enter into, amend in any material respect, or terminate any Contract that would be a Company Material Contract, or amend in any material respect any Company Material Contract or waive or grant any release or relinquishment of any material rights under any Company Material Contract;

(q) (i) enter into any lease or sublease of real property, (ii) materially modify, amend or exercise any right to renew any lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any leased real property or other real property, or any interest therein or part thereof; or (iv) make any material change in the cost of construction of any such property, in each case other than in the ordinary course of business consistent with past practice;

(r) acquire (by merger, consolidation or acquisition of equity or assets or otherwise) any other Person, including any securities of such Person or all or substantially all of such Person’s assets;

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(s) authorize, incur or commit to incur any new capital expenditure(s) that, in the aggregate, exceed $2,000,000;

(t) commence any Action (except in connection with a breach of this Agreement or any other agreements contemplated hereby or demand notices that do not threaten litigation to enforce any rights under a Company Material Contract or material purchase orders) or settle or compromise any pending or threatened Action, other than the settlement, compromise, payment, discharge or satisfaction of Actions (i) reflected or reserved against in full on the Company Balance Sheet and involving only the payment of money up to the amount reflected or reserved against on the Company Balance Sheet and without any admission of wrongdoing or culpability by the Company or any Subsidiary of the Company and without any other obligations of the Company or any of its Subsidiaries, (ii) fully paid for by the insurance providers under the Company’s existing insurance policies without any admission of wrongdoing or culpability by the Company or any Subsidiary of the Company and without any other obligations of the Company or any of its Subsidiaries, or (iii) relating to a breach of this Agreement or any other agreements contemplated hereby;

(u) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(v) except as required by applicable Law, convene any regular or special meeting of its stockholders (or any postponement or adjournment thereof) or propose any matters for consideration and vote of its stockholders at any Company stockholder meeting, other than this Agreement and the Merger;

(w) except as required by applicable Law, terminate or modify or waive in any material respect any right under (i) any material Company Permit or (ii) any non-material Company Permit (other than in the ordinary course of business consistent with past practice);

(x) waive any of its rights under any material confidentiality, non-disclosure, employee non-solicitation and other similar agreements to which it is a party;

(y) adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement or plan designed to have the effect of delaying, deferring or discouraging Parent or Merger Sub from consummating the transactions contemplated by this Agreement; or

(z) authorize any of, or agree or commit to take, any of foregoing actions.

ARTICLE VII

NON-SOLICITATION OF ACQUISITION TRANSACTIONS

7.1 Termination of Existing Discussions. Immediately following the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated, and shall cause its respective directors, officers, employees, Subsidiaries, controlled Affiliates, investment bankers, attorneys and other advisors and representatives (collectively, “Representatives”) to immediately cease and cause to be terminated, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any inquiry, proposal, offer, indication of interest or transaction that constitutes or could reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction. The Company shall (a) promptly request that all confidential information that has been delivered, provided or furnished to a third party by or on behalf of the Company, within the one-year period prior to the date hereof (whether or not pursuant to a binding confidentiality, non-disclosure or other similar agreement) in

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connection with any consideration, discussions or negotiations regarding a potential Acquisition Proposal or Acquisition Transaction be promptly returned or destroyed by such third party and its Representatives (to the extent that the confidentiality agreement, non-disclosure or similar agreement between the third party and the Company or Parent, as the case may be, provided for such Representatives to comply with the foregoing), and (b) immediately terminate all physical and electronic data room access previously granted to any such third party or its Representatives.

7.2 No Solicitation or Facilitation of Acquisition Proposals.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10.1 and the Effective Time, the Company shall not (nor shall it authorize or permit its Representatives to), directly or indirectly:

(i) solicit, initiate, induce, knowingly encourage or knowingly facilitate the making, submission or announcement of, any inquiry, proposal, offer, indication of interest or transaction that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction;

(ii) furnish to any Person (other than Parent, Merger Sub or their respective designees) any non-public information relating to the Company or any of its Subsidiaries, or afford access to its business, properties, assets, books or records, or the business, properties, assets, books or records of any of its Subsidiaries, to any Person (other than to Parent, Merger Sub or their respective designees), in a manner intended to assist or facilitate any inquiry, proposal, offer, indication of interest or transaction that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction, or take any other action intended to assist or facilitate any inquiries or the making of any inquiry, proposal, offer, indication of interest or transaction that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction;

(iii) participate or engage in discussions or negotiations with any Person (other than Parent, Merger Sub or their respective designees) with respect to any inquiry, proposal, offer, indication of interest or transaction that constitutes or would reasonably be expected to lead to, an Acquisition Proposal or Acquisition Transaction other than to contact such Person to request that such Person clarify the terms and conditions of any Acquisition Proposal (solely to the extent that such an Acquisition Proposal would reasonably require such clarification with respect to one or more ambiguous terms contained therein);

(iv) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or Acquisition Transaction (other than any confidentiality agreement entered into in accordance with Section 7.3);

(vi) except where failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board, under Delaware Law, terminate, amend or waive, or fail to enforce, any rights under any “standstill” or other similar Contract between it or any of its Subsidiaries and any Person (other than Parent or Merger Sub hereto);

(vii) waive the applicability of Section 203 of the DGCL, or any portion thereof, to any Person (other than Parent or Merger Sub); or

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(viii) propose publicly or agree to any of the foregoing with respect to an Acquisition Proposal.

(b) In addition to the obligations set forth in Section 7.2(a), the Company shall promptly, and in all cases within forty-eight (48) hours of receipt by it or any of its directors, officers (i.e. Vice President and above), financial advisors or outside counsel, or, within forty-eight (48) hours of the Company’s knowledge of receipt by any of its Representatives (other than its directors, officers (i.e. Vice President and above), financial advisors or outside counsel), as the case may be, advise Parent orally and in writing of (i) any Acquisition Proposal it receives (either directly or through any of its Representatives), (ii) any request for information it receives (either directly or through any of its Representatives) that would reasonably be expected to lead to an Acquisition Proposal or an Acquisition Transaction, or (iii) any inquiry it receives with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal or Acquisition Transaction, a summary of the material terms and conditions of such Acquisition Proposal, Acquisition Transaction, request or inquiry (including copies of all written materials comprising or relating thereto), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

(c) Without limiting the generality of the foregoing, the Company acknowledges and hereby agrees that any action taken by its Representative that would have constituted a breach or violation of the restrictions set forth in Section 7.1, or Section 7.2 if it had been taken by such party shall be deemed to be a breach of Section 7.1 or Section 7.2.

7.3 Permitted Discussions and Information Sharing. Notwithstanding the terms of Section 7.2 or anything else to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company may, directly or indirectly through its Representatives:

(a) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in respect of such party in writing that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal; and/or

(b) furnish any non-public information relating to the Company or any of its Subsidiaries to any Person that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the Company Board determines in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal;

provided that, in the case of any action proposed to be taken pursuant to the foregoing clauses (a) or (b), all of the following conditions are satisfied (and continue to be satisfied at all times during the period in which any such actions are proposed to be ongoing and continuing):

(i) such Acquisition Proposal did not result from or arise out of a material breach or violation of any provisions of Section 7.1, Section 7.2, Section 7.3, or Section 7.4 by the Company or its Representatives and the Person from whom the Company received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) to the Company that resulted from or arose out of a material breach or violation of any provisions of Section 7.1, Section 7.2, Section 7.3, or Section 7.4 by the Company or by its Representatives;

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(ii) the Company has not materially breached or violated any of the provisions of Section 7.1, Section 7.2, Section 7.3, or Section 7.4 in respect of such Acquisition Proposal (and any other Acquisition Proposals made by the same Person, whether alone or together with one or more other Persons);

(iii) the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary duties under Delaware Law;

(iv) prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person in connection with an Acquisition Proposal, the Company gives Parent written notice of the identity of such Person and the material terms and conditions of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall also give Parent a copy of such Acquisition Proposal and all written materials received from the Person making such Acquisition Proposal relating thereto (including commitment letters and other financing related document supporting such proposal but excluding any incidental communications that are not material to such Acquisition Proposal) comprising or related thereto) and indicating the Company’s intention to engage or participate in discussions or negotiations with, or furnish non-public information to, such Person pursuant to this Section 7.3;

(v) prior to initially engaging or participating in any such discussions or negotiations with, or initially furnishing any non-public information to, such Person, the Company enters into a written confidentiality agreement with such Person, the terms of which are no less favorable to such party than those contained in the Confidentiality Agreement (which confidentiality agreement shall not include any provisions that would prevent or restrict the Company from providing any information to Parent to which Parent would be entitled under any provision of this Agreement and shall not be required to include a standstill); and

(vi) contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such information has not been previously furnished to Parent).

(c) The Company shall keep Parent reasonably informed on a prompt basis of the status of any discussions and negotiations with respect to any Acquisition Proposal or Acquisition Transaction and the material terms and conditions thereof (including all amendments or proposed amendments), or any request or inquiry that it receives (either directly or through any of its Representatives). In addition to the foregoing, the Company shall provide Parent with prompt (and in any event at least twenty-four (24) hours (or such lesser notice period, if lesser notice is provided to the Company Board)) notice of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider providing Parent a Pre-Recommendation Change Notice with respect to an Acquisition Proposal or Acquisition Transaction.

7.4 Board Recommendation.

(a) Subject to the terms of this Section 7.4, neither the Company Board nor any committee thereof shall (A) withhold, withdraw, amend, modify, qualify or condition, or publicly propose to withhold, withdraw, amend, modify, qualify or condition the Company Board Recommendation or (B) approve, endorse or recommend an Acquisition Proposal or Acquisition Transaction (“Company Board Recommendation Change”);

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provided, however, that notwithstanding the foregoing, at any time prior to the Acceptance Time, the Company Board may effect a Company Board Recommendation Change with respect to a Superior Proposal or Intervening Event if and only if either:

(i) (A) the Company has received an unsolicited, bona fide written Acquisition Proposal that the Company Board has determined in good faith (after consultation with its financial advisor of nationally recognized standing and its outside counsel) constitutes a Superior Proposal, (B) such Acquisition Proposal did not result from or arise out of a material breach or violation of any provisions of Section 7.1, Section 7.2, Section 7.3 or Section 7.4 by the Company and the Person from whom the Company received such Acquisition Proposal has not made any other Acquisition Proposals (either alone or together with one or more other Persons) to the Company that resulted from or arose out of a material breach or violation of any provisions of Section 7.1, Section 7.2, Section 7.3, or Section 7.4 by the Company, (C) the Company has not materially breached or violated any of the provisions of Section 7.1, Section 7.2, Section 7.3, or Section 7.4, in respect of such Acquisition Proposal (and any other Acquisition Proposals made by the same Person making such Acquisition Proposal, whether alone or together with one or more other Persons), (D) prior to effecting such Company Board Recommendation Change, the Company shall have given Parent at least five (5) business days’ prior written notice of the intent to take such action (which notice shall not, by itself, constitute a Company Board Recommendation Change), which notice shall attach such Superior Proposal, the definitive agreement with respect thereto and state expressly the identity of the Person making such Superior Proposal and a summary of all the material terms and conditions of such Superior Proposal in reasonable detail, to the extent not included in the definitive agreement (the “Pre-Recommendation Change Notice”), and shall give Parent the opportunity to meet and discuss in good faith potential amendments or other modifications to the terms and conditions of this Agreement so that the Offer, the Merger and other transactions contemplated by this Agreement may be effected, (E) Parent shall not have made, within the foregoing five (5) business days after receipt of the Pre-Recommendation Change Notice, a counteroffer or proposal that the Company Board determines in good faith (after consultation with its financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to its stockholders as such Superior Proposal, and (F) after such discussions, the Company Board determines in good faith (after consultation with its outside legal counsel and after considering in good faith any counteroffer or proposal made by Parent pursuant to the immediately preceding clause (E)) that the failure to effect such Company Board Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties under Delaware Law (it being agreed that every subsequent revision or modification to price or consideration of any other material revision or material modification to any such Superior Proposal shall require a new written notice thereof by the party proposing to take such action to the other party, as the case may be, pursuant to the preceding clause (D) and a new five (5) business day “matching” period under the preceding clauses (D) and (E) following the initial five (5) business day “matching” period); or

(ii) in response to an Intervening Event that has occurred after the date of this Agreement, if: (A) the Intervening Event does not involve the receipt of any Acquisition Proposal or inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Acquisition Transaction” (which, for the purposes of this clause (A), shall be read without reference to the percentage thresholds set forth in the definition thereof); and (B) (1) prior to effecting the Company Board Recommendation Change the Company shall have given Parent at least five (5) business days’ notice of the intent to consider such action (which notice shall not, by itself, constitute a Company Board Recommendation Change) and the opportunity to meet and discuss in good faith the purported basis for the proposed Company Board Recommendation Change, Parent’s reaction thereto and potential amendments and modifications to the terms and conditions of this Agreement in response thereto so that the Offer and the Merger and other transactions contemplated by this Agreement may be effected, and (2) after such discussions, the Company Board determines in good

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faith (after consultation with outside legal counsel) that the failure to effect such Company Board Recommendation Change would be reasonably likely to constitute a breach of its fiduciary duties under Delaware Law.

The Company acknowledges and hereby agrees that any Company Board Recommendation Change effected (or proposed to be effected) in response to or in connection with any Acquisition Proposal or Acquisition Transaction may be made solely and exclusively pursuant to the immediately preceding clause (i) only, and may not be made pursuant to the immediately preceding clause (ii), and any Company Board Recommendation Change may only be made pursuant to this Section 7.4(a) and no other provisions of this Agreement.

The Company shall keep confidential any counter-offers or proposals made by Parent to revise the terms of this Agreement, other than to the extent required to be disclosed in any SEC Reports or under applicable Law or stock exchange listing requirement.

(b) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or disclosing a “stop, look and listen” of the type contemplated by Rule 14d-9(f) of the Exchange Act; provided, however, that (i) the Company (with respect to statements made by the Company Board) pursuant to Rule 14e-2(a) under the Exchange Act or Rule 14d-9 under the Exchange Act, shall not make disclosures that would amount to a Company Board Recommendation Change, other than pursuant to this Section 7.4(b), and (ii) any statements or disclosures regarding this Agreement, the Offer or the Merger or any other transactions contemplated by this Agreement, or about any Acquisition Proposal (whether or not a Superior Proposal) or Acquisition Transaction shall constitute a Company Board Recommendation Change, unless such statement or disclosure is accompanied by an express, unequivocal affirmation of the Company Board Recommendation.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Efforts to Complete Merger. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger and other transactions contemplated by this Agreement, including using its commercially reasonable efforts (with respect to clauses (b) and (e)) and reasonable best efforts (with respect clauses (a), (c) and (d)) to:

(a) cause the conditions to the Merger set forth in Article IX to be satisfied or fulfilled;

(b) obtain consents, waivers and approvals reasonably required under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Offer and the Merger and other transactions contemplated by this Agreement so as to maintain and preserve the benefits under such Contracts following the consummation of the Offer and the Merger and other transactions contemplated by this Agreement (excluding such consents requiring the payment of any transfer, assignment or similar type of fees);

(c) obtain all mandatory consents, approvals, waivers, Orders and other authorizations from Governmental Authorities, seek the expiration or termination of any applicable

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waiting periods under applicable Law, and make all registrations, declarations and filings with Governmental Authorities, that are required under applicable law to consummate and make effective the Offer and the Merger and other transactions contemplated by this Agreement;

(d) subject to the other terms and conditions of this Agreement, use their respective reasonable best efforts to contest or avoid the entry of, or to have vacated or terminated, any Order that would restrain, prevent or delay the Acceptance Time or the Closing; and

(e) execute or deliver any additional instruments reasonably necessary to consummate the Offer and the Merger and all other transactions contemplated by, and to fully carry out the purposes of, this Agreement.

8.2 Regulatory Filings and Clearances.

(a) Without limiting the generality of the provisions of Section 8.1(a) and to the extent required by applicable Law, as soon as practicable, and no later than ten (10) business days following the execution and delivery of this Agreement, each of Parent and the Company shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement, the Merger and the other transactions contemplated hereby as required by the HSR Act. Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information that may be required in order to effectuate such filings, and (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ.

(b) Each of Parent and the Company shall (i) promptly inform the other party hereto of any communication from any Governmental Authority regarding the Merger or any other transactions contemplated by this Agreement, (ii) if practicable, permit the other party hereto an opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments thereto, (iii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement, the Merger or any other transactions contemplated hereby unless such party consults with the other party hereto in advance, and, to the extent permitted by such Governmental Authority, gives the other party hereto an opportunity to attend or participate in such meeting or discussion, and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement, the Merger and all other transactions contemplated by this Agreement; provided, however, that (i) any materials concerning valuation of the transaction or internal financial information may be redacted, and (ii) each of Parent and the Company may, as each deem advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.2 as “counsel only” and, in such event, such material and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such counsel to non-legal directors, officers, employees or other advisors or representatives of the recipient unless prior consent is obtained in advance from the source of the materials or its legal counsel.

(c) If either Parent or the Company, as the case may be, or either of their respective Affiliates receives a request for additional information or documentary material from any such Governmental Authority with respect to the Merger or any other transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as

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reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with the receipt of any necessary approvals or clearances of a Governmental Authority required under the Antitrust Laws (including under the HSR Act), neither Parent (nor any of its Subsidiaries or Affiliates) shall be required to and, without the consent of Parent (which consent may be withheld in its sole discretion), the Company shall not and shall not permit any of its Subsidiaries or Affiliates to (A) sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to or become subject to any order to, sell, hold separate or otherwise dispose of or conduct their businesses in a specified manner, or enter into or agree to enter into a voting trust arrangement, proxy arrangement, “hold separate” agreement or arrangement or similar agreement or arrangement with respect to the assets, operations or conduct of their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of Parent and its Subsidiaries or Affiliates or (B) agree to any concession, accommodation or liability to the extent related to or arising out of this Agreement or any of the transactions contemplated hereby in order to obtain the necessary approvals or clearances of a Governmental Authority required under the Antitrust Laws (including the HSR Act).

8.3 Debt Financing.

(a) Parent shall use its reasonable best efforts to take or cause to be taken all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the proceeds of the Debt Financing at or prior to the Closing, including using its reasonable best efforts to: (i) maintain in effect the Debt Commitment Letter in accordance with the terms and subject to the conditions thereof, (ii) comply with its obligations under the Debt Commitment Letter, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Commitment Letter as promptly as practicable after the date hereof, but in no event later than the Acceptance Time, or on such other terms and conditions no less favorable in the aggregate to Parent than the terms and conditions contained in the Debt Commitment Letter (provided that such other terms would not reasonably be expected to delay or hinder the Acceptance Time or adversely impact the ability of Parent to obtain the proceeds of the Debt Financing at or prior to the Closing Date), (iv) satisfy (or seek waiver of) on a timely basis all conditions applicable to Parent in the Debt Commitment Letter (or definitive agreements entered into with respect to the Debt Commitment Letter), (v) prepare the information memoranda, preliminary and final offering memoranda or prospectuses, registration statements and other materials to be used in connection with obtaining the Debt Financing prior to the anticipated date on which all of the Offer Conditions have been satisfied or waived, to the extent reasonably practicable and (vi) in the event that all conditions in the Debt Commitment Letter have been satisfied, cause the Financing Sources to fund the Debt Financing at the Closing; provided, that, notwithstanding anything to the contrary herein, Parent shall not be required to arrange and obtain the proceeds of the Debt Financing in accordance with the foregoing clause (i) through (vi), and shall not be required to enter into definitive agreements with respect thereto, if the cash or other sources of immediately available funds Parent has or will have prior to the Closing, including, without limitation, cash and cash equivalents (including short-term marketable securities) of the Company and the net proceeds of any Substitute Financing) are in an amount sufficient to enable it to consummate the Merger and the other transactions contemplated hereby and to pay any related fees and expenses.

(b) Subject to the terms and conditions of this Agreement, Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Debt Commitment Letter (other than pursuant to “flex” provisions contained in the Debt Commitment Letter) without the consent of the Company if such amendment, modification or waiver would (i) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (unless Parent has a sufficient

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amount of available cash on hand from other sources, including, without limitation, cash and cash equivalents (including short-term marketable securities) of the Company, to make the representation set forth in Section 5.6(a)), (ii) impose new or additional conditions to, or expand any of the conditions to, the receipt of the Debt Financing in a manner that could reasonably be expected to delay, impede or prevent the timely funding of the Debt Financing, or the satisfaction of the conditions to obtaining the Debt Financing, (iii) adversely impact the ability of Parent to enforce its rights against the Financing Sources, or (iv) adversely impact the ability of Parent to obtain the proceeds of the Debt Financing on the Closing Date, provided, that, for the avoidance of doubt, Parent may amend (by joinder or otherwise), amend and restate or replace the existing Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof, subject to the conditions set forth in (i) through (iv) above. Notwithstanding anything herein to the contrary, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Parent by instruments that either amend, amend and restate, or replace the existing Debt Commitment Letter on economic terms that are no less favorable in any material respect to Parent than the terms under the existing Debt Commitment Letter (a “Substitute Financing”); provided that the terms of any such Substitute Financing shall not (i) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (unless Parent has a sufficient amount of available cash on hand from other sources, including, without limitation, cash and cash equivalents (including short-term marketable securities and the proceeds of any such Substitute Financing) of the Company, to make the representation set forth in Section 5.6(a)) (ii) impose new or additional conditions to the availability of the Substitute Financing at the Closing or otherwise expand any of the conditions to the receipt of the Substitute Financing at Closing, (iii) impose any other terms that could reasonably be expected to delay, impede or prevent the timely funding of such Substitute Financing at or prior to the Closing or the satisfaction of the conditions to obtaining the Substitute Financing, or (iv) adversely impact the ability of Parent to enforce its rights against the Financing Sources providing such Substitute Financing, in each case, as compared to the terms and conditions contained in the Debt Commitment Letter. Parent shall (i) furnish the Company complete, correct and executed copies of any amendments, restatements, supplements, amendment and restatements, modifications or replacements to the Debt Commitment Letter and (ii) give the Company prompt notice of any breach or material dispute or disagreement by any party of the Debt Commitment Letter of which Parent becomes aware or any termination thereof; provided that in no event shall Parent be under any obligation to disclose any information pursuant to clauses (i) or (ii) that, on the advice of outside counsel, would waive the protection of attorney-client or similar privilege if such party shall have used reasonable best efforts to disclose such information in a way that would not waive such privilege. “Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange all or any part of the Debt Financing or other financings, including any Substitute Financing, in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto (but excluding Parent and any of its Subsidiaries), together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

(c) In the event that any portion of the Debt Financing becomes unavailable prior to the Closing Date or is otherwise not obtained by the Closing Date on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) and such portion is required to consummate the Merger, (1) Parent shall promptly notify the Company and (2) Parent shall use its reasonable best efforts to arrange and obtain any such portion from alternative sources of Substitute Financing as promptly as practicable following the occurrence of such event. Notwithstanding the provisions of this Section 8.3, in the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter (including the flex provisions) and such portion is required to consummate the Merger, the Debt Commitment Letter may be amended, restated, supplemented or otherwise modified or superseded at the option of Parent after the date of this

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Agreement but prior to the Closing Date by instruments that either amend, amend and restate, or replace the existing Debt Commitment Letter or contemplate co-investment by or financing from one or more other or additional parties; provided that the terms of any such new or amended commitment letters shall not (i) reduce the aggregate amount of the Debt Financing to be funded on the Closing Date (unless Parent has a sufficient amount of available cash on hand from other sources to make the representation set forth in Section 5.6(a)), (ii) impose new or additional conditions to receipt of the Debt Financing, or otherwise expand any of the conditions to the receipt of the Debt Financing, in a manner that could reasonably be expected to delay, impede or prevent the timely funding of the Debt Financing on the Closing Date, or the satisfaction of the conditions to obtaining the Debt Financing, or (iii) adversely impact the ability of Parent to enforce its rights against the Financing Sources and otherwise complies with the restrictions on a Substitute Financing set forth in Section 8.3(b). Parent shall deliver to the Company true and correct copies of all new or amended commitment letters (including redacted fee and engagement letters in respect of any new or amended commitment letters). In such event, the term “Debt Commitment Letter” as used herein shall be deemed to include the new or amended commitment letters described in this Section 8.3 to the extent then in effect and the term “Debt Financing” as used herein shall be deemed to include the financing contemplated by any such new or amended debt commitment letters. Each of Parent and Merger Sub acknowledges and agrees that neither the obtaining of Debt Financing or any alternative financing is a condition to Closing and consummation of the Offer.

8.4 Financing Cooperation.

(a) Prior to the Acceptance Time, the Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to provide such cooperation in connection with any financing (including, without limitation, the Debt Financing and any Substitute Financing) by Parent or any of its Subsidiaries in connection with the Merger as may be reasonably requested by Parent. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to: (i) furnish Parent and the Financing Sources with the Required Information and all other financial and other pertinent information and disclosures regarding the Company and its Subsidiaries as may be reasonably requested by the Financing Sources for use in connection with any financing, (ii) if the Parent pursues a Substitute Financing, participate at reasonable times in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions (including sessions with prospective lenders, investors and rating agencies), (iii) assist with the preparation of materials for rating agency presentations, confidential information memoranda, offering documents, private placement memoranda and other similar documents including road show or investor meeting slides in connection with any financing (including requesting customary consents of accountants for use of their reports in any materials relating to such financing and the delivery of one or more customary representation letters and/or customary authorization letters), (iv) provide reasonable cooperation with the pledging of collateral, which any such pledges shall only be effective after the Effective Time, in connection with such financing as may be reasonably requested by the Financing Sources, (v) take such actions as are reasonably necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter, (vi) provide reasonable cooperation with the marketing efforts of Parent and the Financing Sources providing any portion of such financing, (vii) if requested by a Financing Source at least three (3) business days prior to Closing, provide information related to the Company which such Financing Source has reasonably requested and that such financing source has determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, (viii) use reasonable best efforts to obtain customary accountants’ comfort letters and customary local counsel legal opinions to the extent required from the Financing Sources, including furnishing, drafts of such comfort letters (which will provide “negative assurance” comfort) which such accountants are prepared to issue

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upon completion of customary procedures, and (ix) facilitate the execution and delivery (at the Closing) of definitive documents related to the Debt Financing or any Substitute Financing to the extent required to be delivered as of Closing.

(b) The Company consents to the use of all of its and its Subsidiaries’ logos in connection with the Debt Financing or any Substitute Financing; provided that such logos are used solely in relation to the Debt Financing or any Substitute Financing and in a manner that is not intended to, and is not reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company, its Subsidiaries and its or their respective marks, products, services, offerings or intellectual property rights.

(c) Notwithstanding the provisions of this Section 8.4(c) or any other provision of this Agreement, nothing in this Agreement will require the Company or any of its Subsidiaries to (i) waive or amend any terms of this Agreement or agree to pay any fees or reimburse any expenses prior to the Acceptance Time for which it has not received prior reimbursement from Parent, (ii) enter into any definitive agreement (other than, for the avoidance of doubt, the customary representation letters described in Section 8.4(a)(iii)) that is effective prior to the Acceptance Time, (iii) give any indemnities that are effective prior to the Acceptance Time, (iv) take any action that would unreasonably interfere with the ongoing operations of the Company or its Subsidiaries or could reasonably result in damage to, or the destruction of, any material property or assets of the Company or any of its Subsidiaries or (v) provide any information or take any action that will conflict with or violate its organizational documents or any applicable legal requirement or would result in a violation or breach of, or default under, any material contract to which the Company or any of its Subsidiaries is a party. In addition, no action, liability or obligation of the Company, any of its Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective until the Acceptance Time, and neither the Company nor any of its Subsidiaries will be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (including being an issuer or other obligor with respect to the Debt Financing) contemplated by this Section 8.4 that is not contingent on the occurrence of the Closing or that must be effective prior to the Acceptance Time. Nothing in this Agreement will require (i) any officer, counsel or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action pursuant to this Section 8.4 or any other provision of this Agreement that would reasonably be expected to result in personal liability to such officer or Representative or (ii) the members of the Company Board as of the date hereof to approve any financing or Contracts related thereto prior to the Acceptance Time or to take any action that would be effective prior to the Effective Time or require the Company or any of its Affiliates or Representatives, as applicable, to waive or amend any terms of this Agreement, agree to pay any commitment or other fees or reimburse any expenses (for which the Company is not promptly reimbursed by Parent prior to the Closing Date or termination of this Agreement) or to approve the execution or delivery of any document or certificate in connection with the Debt Financing (or any alternative financing) prior to the Acceptance Time.

(d) All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement, except that Parent will be permitted to disclose such information (i) as is legally required to be disclosed in any offering documents related to any Debt Financing or Substitute Financing, and only with the written consent of the Company, which consent cannot be unreasonably withheld or (ii) to any Financing Sources or prospective financing sources, ratings agencies and other financial institutions and investors that are or may become parties to such financing and to any underwriters, initial purchasers or placement agents in connection with such financing (and, in each case, to their respective counsel and auditors) so long as (i) such persons agree to be bound by the

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Confidentiality Agreement as if parties thereto and (ii) such persons are subject to other confidentiality undertakings customary for financings of the same type as the Debt Financing.

(e) Parent agrees to (i) indemnify, defend and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any loss, damages, claim, cost, liability, obligation or expense suffered or incurred in connection with the Debt Financing or any Substitute Financing, any arrangement thereof and any information provided in connection therewith except (A) historical financial information relating provided in writing by or on behalf of the Company and its Subsidiaries for use therein and (B) to the extent arising from the willful misconduct, gross negligence, fraud or intentional misrepresentation of the Company or its Subsidiaries and (ii) promptly, upon request of the Company, reimburse the Company and its Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with this Section 8.4. The provisions of this Section 8.4(e) survive termination of this Agreement.

8.5 Access; Notice and Consultation; Confidentiality.

(a) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, upon reasonable notice and subject to applicable Law relating to the exchange of information, the Company shall, and shall cause its respective Subsidiaries to, afford Parent and its Representatives reasonable access, during normal business hours, to personnel, properties, facilities, contracts, books, records and other information concerning its business, properties and personnel as Parent may reasonably request. The Company shall use commercially reasonable efforts to inform the Chief Financial Officer of Parent at least one business day prior to the Closing of any liabilities of the Company or its Subsidiaries as to which the Chief Financial Officer of the Company has actual knowledge and that, individually, would reasonably be expected to exceed $350,000 that were incurred (or as to which the Company or its Subsidiaries became liable) outside the ordinary course of business and that were not otherwise set forth in the Company SEC Reports or the Company Disclosure Letter.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent and its Representatives a copy of each report, schedule, proxy or information statement, registration statement and other document to be filed by it during such period pursuant to the requirements of federal securities laws or federal or state laws a reasonable period of time prior to the filing of such reports, schedules, proxy or information statements, registration statements and other documents, except no such prior notice shall be required in connection with the public announcement of a Company Board Recommendation Change effected pursuant to and in accordance with Section 7.4 or in connection with any Acquisition Proposal received by the Company to the extent such disclosure is provided for in Section 7.4(b).

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, (i) the Company shall promptly notify Parent upon becoming aware of any inaccuracy or breach of any agreement, covenant, representation, or warranty of the Company contained in this Agreement if such inaccuracy or breach would cause or would reasonably be expected to cause the condition in clauses (2)(b) or (2)(c) of Annex A to fail to be satisfied at such time (as if the Acceptance Time were to occur at such time) and (ii) Parent shall promptly notify the Company upon becoming aware of any inaccuracy or breach of any agreement, covenant, representation, or warranty of Parent or Merger Sub contained in this Agreement if such inaccuracy or breach would cause or would reasonably be expected to cause a Parent Material Adverse Effect. No such notice shall be deemed to

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supplement or amend the Company Disclosure Letter for the purpose of determining whether any of the Offer Conditions have been satisfied.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, each of Parent and the Company shall promptly notify the other party hereto of (i) any notice or other communication received by it from any Governmental Authority in connection with the Offer, the Merger or any other transactions contemplated by this Agreement, (ii) any notice or other communication received by such party or any of their respective Subsidiaries from any Person, subsequent to the date of this Agreement and prior to the Effective Time, alleging that the consent of such Person is or may be required in connection with the Offer, the Merger or any other transactions contemplated by this Agreement, or (iii) any material written notice or written communication from any Governmental Authority indicating that a Company Permit is revoked or about to be revoked, which revocation or failure to obtain has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time the Company shall promptly advise Parent, orally and in writing, of any litigation commenced after the date hereof against the Company or any of its Representatives by any of its current or former stockholders (on their own behalf or on behalf of the Company) relating to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall not settle any such stockholder litigation without the prior written consent of Parent.

(f) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall cause one or more of its designated representatives to confer with representatives of Parent as reasonably requested by Parent and report the general status of the ongoing operations of the Company and its Subsidiaries.

(g) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, Parent shall provide updates regarding the status of the Debt Financing as reasonably requested by the Company, provided that such updates shall not require disclosure of information subject to attorney-client privilege of Parent or Merger Sub.

(h) Notwithstanding anything to the contrary set forth in this Section 8.5 or elsewhere in this Agreement, neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, fiduciary duty or Contract entered into prior to the date of this Agreement. Each of the Company and Parent shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure under the circumstances in which the restrictions of the preceding sentence apply. Notwithstanding anything to the contrary set forth herein, no information obtained pursuant to the access granted or notification provided pursuant to this Section 8.5 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this

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Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice.

(i) All information acquired pursuant to the access granted or notice provided pursuant to this Section 8.5 shall be subject to the provisions of the Confidentiality Agreement, dated as of November 22, 2016, between Parent and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect from and after the execution and delivery of this Agreement in accordance with its terms.

8.6 Public Announcements. Each of Parent and the Company shall consult with the other party hereto before issuing any press release or making any public announcement or statement with respect to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of the NYSE, or in connection with a Company Board Recommendation Change, if it first notifies and consults with the other party hereto prior to issuing any such press release or making any such public announcement or statement.

8.7 Employee Plans.

(a) 401(k) Plan. The Company and its ERISA Affiliates, as applicable, shall take all necessary actions to terminate (i) any and all group severance, separation, deferred compensation, or salary continuation plans, programs or arrangements (but excluding (A) plans, programs or arrangements required by Law and (B) agreements entered into by the Company or its Subsidiaries, on the one hand, and individual employees of the Company or its Subsidiaries, on the other hand, providing for severance or other employment benefits) and (ii) the Company 401(k) Plan (collectively, the “Company Terminating Plans”), in each case, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Offer and the Merger. The Company shall provide Parent with a copy of any resolutions or other corporate action (the form and substance of which shall be subject to review and approval by Parent, with such approval not to be unreasonably withheld, conditioned or delayed) evidencing that the Company Terminating Plans will be terminated effective as of the date immediately preceding the Closing Date, contingent upon the consummation of the Offer and the Merger. The Company shall also take such other actions in further of terminating such Company Terminating Plan(s) as Parent may reasonably require.

(b) Ongoing Employment Terms. For a period of one year following the Effective Time (or, if earlier, until the date of termination of the relevant Continuing Employee), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide base salary of no less than the base salary provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that such base salary may be reduced in connection with a reduction of base salaries generally applicable to similarly situated employees of Parent or any of its Subsidiaries.

(c) Pre-Existing Conditions; Service Credit; Etc. From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries in connection with all employee benefit plans, programs or policies (including vacation and severance, but excluding the sabbatical program) of Parent or its Affiliates in which Continuing Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting

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and determination of level of benefits (but not for purposes of benefit accruals or benefit amounts under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to use its commercially reasonable best efforts to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to employee of the Company or its Subsidiaries and their eligible dependents, and (ii) provide each employee of the Company or its Subsidiaries with credit for any deductibles, coinsurance, copay, or other out of pocket expenses paid under any Company Employee Plan that provides medical, prescription dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible, coinsurance, copay or out of pocket requirements under any medical, prescription dental or vision plans of Parent or the Surviving Corporation that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Company Employee Plan.

(d) Third Party Beneficiaries. The provisions of this Section 8.7 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the parties hereby expressly disclaim the creation or establishment of any third party beneficiary rights (whether express or implied) under or by right of the terms of this Section 8.7. Nothing herein shall be deemed to amend any Parent Employee Plan to reflect the terms of this Section 8.7.

(e) Rule 14d-10 Resolutions. Prior to the Acceptance Time, at a meeting duly called and held at which all members of the Compensation Committee of the Company Board (the “Compensation Committee”) were present, the Compensation Committee will unanimously (a) approve as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act, (i) each Company Stock Plan, (ii) the treatment of Company Stock Awards, Company Restricted Stock Units, Company Performance Stock Units, Company Performance Stock Options and Annual Incentive Awards in accordance with the terms set forth in this Agreement, the applicable Company Stock Plan and any applicable Company Employee Plan, and (iii) each Company Employee Plan that under the terms of this Agreement is required to be set forth in Sections 4.15(a) of the Company Disclosure Letter, and (b) take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. The Company shall provide Parent with a copy of the resolutions (the form and substance of which shall be subject to review and approval by Parent, with such approval not to be unreasonably withheld, conditioned or delayed) reflecting any approvals and actions referred to in the preceding sentence.

8.8 Section 280G.

(a) At the request of Parent, and within ten (10) business days following the date of any such request, the Company will provide or make available to Parent a report detailing the possible tax consequences of Section 280G of the Code for any current or former employee, officer, director or individual independent contractor of the Company or any Subsidiary who is reasonably likely to be a “disqualified individual” (within the meaning of Section 280G of the Code), which will be prepared by, Alvarez & Marsal Holdings, LLC, BDO USA, LLP or another nationally recognized accounting firm reasonably acceptable to Parent.

(b) To the extent any “disqualified individual” (within the meaning of Section 280G of the Code) will or may receive severance or other benefits that could constitute “parachute payments” within the meaning of Section 280G of the Code as a result of the transactions contemplated by this Agreement, the Company will use reasonable best efforts to, subject to the affected individual’s consent,

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amend any Company Employee Plan with any such disqualified individual to provide that in the event the severance and other benefits payable to such individual (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence would be subject to the excise tax imposed by Section 4999 of the Code, then such individual’s benefits will be either: (a) delivered in full, or (b) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the individual on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

8.9 Directors’ and Officers’ Indemnification and Insurance.

(a) For a period of six years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all indemnification agreements in effect on the date of this Agreement that have been disclosed to Parent between the Company or any of its Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, cause their respective certificates of incorporation and bylaws (and other similar organizational documents) to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries immediately prior to the Effective Time, and during such six-year period, such provisions shall not be amended, repealed or otherwise modified in any respect except as and to the extent required by applicable Law.

(b) For a period of six (6) years following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of the Company’s directors’ and officers’ liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the Offer and the Merger and other transactions contemplated by this Agreement to the extent that such acts or omissions are covered by the D&O Policy) and covering each Indemnified Party who is covered as of the Effective Time by the D&O Policy on terms with respect to coverage and amounts that are no less favorable than those terms in effect on the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 250% of the current annual premium paid by the Company (which annual premium is set forth on Section 8.9(b) of the Company Disclosure Letter) for such insurance (such 250% amount, the “Maximum Annual Premium”), provided that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, in lieu of its obligations under this Section 8.9(b), Parent or the Company may purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no less advantageous, in the aggregate, than the D&O Policy, and in the event that Parent shall purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder in lieu of all other obligations of Parent and the Surviving Corporation under this Section 8.9(b) for so long as such “tail” policy shall be maintained in full force and effect.

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(c) The obligations under this Section 8.9 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 8.9(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Party or other person who is a beneficiary under the D&O Policy or the “tail” policy referred to in Section 8.9(b) (and their heirs and representatives). Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 8.9(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 8.9 with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties (and other persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in Section 8.9(b) (and their heirs and representatives)) under this Section 8.9 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(d) In the event that Parent, the Surviving Corporation or any of their Subsidiaries (or any of their respective successors or assigns) shall consolidate or merge with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least fifty percent (50%) of its properties and assets to any other person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 8.9.

8.10 Annual Report. The Company shall use reasonable best efforts to file the 2017 10-K on or prior to May 26, 2017. If the Expiration Date has not occurred on or prior to June 1, 2017, then the Company shall file the 2017 10-K with the SEC prior to the Expiration Date.

8.11 Takeover Statutes. If any Takeover Statute is or may become applicable to the Offer, the Merger or any other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that the Offer, the Merger and/or such other transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on the Merger and such other transactions.

8.12 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in this Agreement.

ARTICLE IX

CONDITIONS TO THE MERGER

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by the Company, Parent and Merger Sub, if permissible under applicable Law) of the following conditions:

(a) Tender Offer Closing. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment all of the Company Shares validly tendered pursuant to the Offer and not validly withdrawn.

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(b) No Governmental Restraints. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, preventing or otherwise restraining the Offer or the Merger.

ARTICLE X

TERMINATION OF AGREEMENT

10.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Acceptance Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 10.1 shall give prompt written notice of such termination to the other party hereto) as follows:

(a) by mutual written consent of the Company and Parent that has been duly authorized by the Company Board and the Parent Board;

(b) by either Parent or the Company, if any Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any Law that is in effect and has the permanent effect of making the consummation of the Offer or the Merger illegal, or which has the effect of permanently prohibiting, preventing or otherwise restraining the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Offer or the Merger illegal or which has the permanent effect of prohibiting, preventing or otherwise restraining the Offer or the Merger, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been a proximate cause of, or resulted in, the issuance or grant of any such Order, and such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(c) by either Parent or the Company if Merger Sub (or Parent on Merger Sub’s behalf) shall not have accepted for payment any Company Shares pursuant to the Offer on or before July 28, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(c) shall not be available to any party hereto whose action or failure to fulfill any covenant or obligation under this Agreement has been a proximate cause of, or resulted in (i) any of the Offer Conditions having failed to be satisfied on or before the Termination Date, or (ii) the expiration or termination of the Offer in accordance with the terms hereof without Merger Sub (or Parent on Merger Sub’s behalf) having accepted for payment any Company Shares pursuant to the Offer, and in either such case, such action or failure to fulfill any covenant or obligation constitutes a material breach of this Agreement;

(d) by Parent (provided it is not then in material breach of any of its covenants and obligations under this Agreement), in the event of (i) a breach of any covenant or obligation set forth in this Agreement by the Company, or (ii) any inaccuracy in any of the representations and warranties of the Company set forth in this Agreement when made or at any time prior to the Acceptance Time, in either case such that the Offer Conditions set forth in clauses (2)(b) and (2)(c) of Annex A would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable prior to the Termination Date, then Parent shall not be permitted to terminate this

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Agreement pursuant to this Section 10.1(d) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the Company (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(d) if such breach or inaccuracy is cured by the Company within such thirty (30) calendar day period);

(e) by the Company (provided it is not then in material breach of any of its covenants and obligations under this Agreement), in the event of (i) a breach of any covenant or obligation set forth in this Agreement by Parent or Merger Sub that has, or would reasonably be expected to have, a Parent Material Adverse Effect, or (ii) any inaccuracy in any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have become inaccurate in a manner that has, or would reasonably be expected to have, a Parent Material Adverse Effect; provided, however, that notwithstanding the foregoing, in the event that any such breach or inaccuracy is curable prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(e) until the expiration of a thirty (30) calendar day period after delivery of written notice of such breach or inaccuracy to the Company (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(e) if such breach or inaccuracy is cured by Parent or Merger Sub as applicable, within such thirty (30) calendar day period);

(f) by Parent, in the event that a Triggering Event shall have occurred at any time prior to the Acceptance Time;

(g) by the Company, if the Company Board shall have effected a Company Board Recommendation Change in accordance with the terms of Section 7.4(a)(i) in order to accept a Superior Proposal and simultaneously with any such termination under this Section 10.1(g) the Company enters into a definitive agreement with respect to such Superior Proposal; provided, that, the Company shall not terminate this Agreement pursuant to this Section 10.1(g), and any purported termination pursuant to this Section 10.1(g) shall be void and of no force or effect, unless, in advance of, or concurrently with, such termination, the Company pays the Termination Fee Amount in the manner provided for in Section 10.3(b)(iv).

The party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other party setting forth a brief description of the basis on which such party is terminating this Agreement.

10.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its directors, officers, affiliates or stockholders except (a) that the provisions of this Section 10.2, Section 10.3 and Article XI shall survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for any willful, knowing and material breach of this Agreement or for common law fraud. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

10.3 Fees and Expenses.

(a) General. Except as set forth in this Section 10.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated hereby are consummated.

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(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to the sum of (x) $24.8 million, and (y) the amount of Parent’s documented out-of-pocket expenses associated with the transactions contemplated by this Agreement of up to $3,000,000 (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one business day after demand by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal in respect of the Company shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention to make an Acquisition Proposal in respect of the Company and such Acquisition Proposal has not been withdrawn at least 10 business days prior to the then-scheduled Expiration Date, (B) this Agreement is terminated pursuant to Section 10.1(c), and (C) within twelve months following the termination of this Agreement, either an Acquisition Transaction in respect of the Company (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of the Company (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not consummated during the foregoing 12-month period); provided, however, that for the purposes of this Section 10.3(b)(i), (x) all references to 15% and 50% in the definition of “Acquisition Transaction” shall be replaced by 50.1% and (y) the reference to 85% in the definition of “Acquisition Transaction” shall be replaced by 49.9%.

(ii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one business day after demand by Parent, in the event that (A) following the execution and delivery of this Agreement and (x) in the case of a termination pursuant to Section 10.1(d), prior to the breach forming the basis of such termination contemplated by the following clause (B) and (y) in the case of a termination pursuant to Section 10.1(c), prior to the termination of this Agreement, in each case, a bona fide Acquisition Proposal with respect to the Company shall have been made to the Company or the Company Board or a bona fide Acquisition Proposal in respect of the Company shall have been directly communicated or otherwise made known to any of the Key Stockholders, or shall have been publicly announced or shall have become publicly known, or any Person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make an Acquisition Proposal in respect of the Company, (B) Parent terminates this Agreement pursuant to Section 10.1(c), or Section 10.1(d), and (C) within twelve (12) months following the termination of this Agreement, either an Acquisition Transaction in respect of the Company (whether or not the Acquisition Transaction referenced in the preceding clause (A)) is consummated or the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction in respect of the Company (whether or not the Acquisition Transaction referenced in the preceding clause (A)) and such Acquisition Transaction is ultimately consummated (whether or not consummated during the foregoing 12-month period); provided, however, that for the purposes of this Section 10.3(b)(ii), (x) all references to 15% and 50% in the definition of “Acquisition Transaction” shall be replaced by 50.1% and (y) the reference to 85% in the definition of “Acquisition Transaction” shall be replaced by 49.9% .

(iii) The Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent within two (2) business days after demand by Parent, in the event that Parent terminates this Agreement pursuant to Section 10.1(f) (or after a Triggering Event occurs with respect to the Company, and this Agreement thereby becomes terminable pursuant to Section 10.1(f) as a result, the Company terminates this Agreement for another reason).

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(iv) In the event that the Company terminates this Agreement pursuant to Section 10.1(g), the Company shall pay to Parent a fee equal to the Termination Fee Amount in advance of, or concurrently with, such termination.

(v) In no event shall the Company be required to pay the Termination Fee Amount pursuant to this Section 10.3(b) on more than one occasion.

(c) Enforcement. The parties acknowledge and agree that the covenants and agreements set forth in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these covenants and agreements, the parties would not have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner the amounts due pursuant to Section 10.3(b), and, in order to obtain such payment, Parent shall make a claim that results in a judgment against the Company, the Company shall pay to Parent its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the amounts set forth in Section 10.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(d) Each of the parties further acknowledges that (i) the Termination Fee Amount pursuant to this Section 10.3 is not a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such fees or expenses are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (ii) without limiting Section 10.3(c), but subject to Section 10.2(b), Parent and Merger Sub, upon receipt of the Termination Fee Amount by Parent shall not be entitled to bring or maintain any other claim, action or proceeding against any party to this Agreement or any other Person arising out of such matters.

ARTICLE XI

GENERAL PROVISIONS

11.1 Certain Interpretations.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated all references herein to Articles, Sections, Exhibits or Letters shall be deemed to refer to Articles, Sections, Exhibits or Letters of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(e) Reference to anything have been “made available” to Parent shall include information uploaded, in an electronic data room to which Parent (or its Representatives) has been provided access.

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(f) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(g) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.2 Non-Survival of Representations and Warranties. None of the representations and warranties set forth in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Effective Time. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

11.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by email to the email address below or by facsimile transmission to the facsimile numbers specified below (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

MaxLinear, Inc.

5966 La Place Court, Suite 100

Carlsbad, California 92008

Attention: Adam Spice

Email: aspice@maxlinear.com

Facsimile No.: (949) 753-8110

With a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

12235 El Camino Real

San Diego, California 92130

Attention: Robert F. Kornegay and Denny Kwon

Email: rkornegay@wsgr.com and dkwon@wsgr.com

Facsimile No.: (650) 493-6811

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(b) If to the Company:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Attention: Ryan Benton

Email: ryan.benton@exar.com

Facsimile: (510) 668-7000

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street

Palo Alto, CA 94304-1115

Attention: Jorge del Calvo and James J. Masetti

Email: jorge@pillsburylaw.com and jim.masetti@pillsburylaw.com

Facsimile No: (650) 233-4545

Any such notice or communication shall be deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of email, on the date sent unless an error message indicating a failure to transmit such message is received in response to such email, (iii) in the case of facsimile, on the date sent if confirmation of receipt is received and such notice is also promptly mailed by registered or certified mail (return receipt requested), (iv) in the case of a nationally-recognized overnight courier in circumstances under which such courier guarantees next business day delivery, on the next business day after the date when sent and (v) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

11.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder (a) from and after the Effective Time, to any Financing Source pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing, or (b) to any wholly-owned Subsidiary of Parent; provided, however, that no such assignment pursuant to this Section 11.4 shall relieve Parent of its obligations hereunder.

11.5 Amendment. Subject to applicable Law and the other provisions of this Agreement, this Agreement may be amended by the parties hereto by action taken by their respective boards of directors at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company. Notwithstanding anything to the contrary contained herein, Sections 11.6, 11.8, 11.10, 11.12, 11.13, 11.14, 11.15 and this Section 11.5 (and any provision (including any defined term therein) of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) may not be modified, waived or terminated in a manner that impacts or is adverse in any material respect to a Financing Source without the prior written consent of such Financing Source.

11.6 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only

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if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.7 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

11.8 Financing Source Liability. No Financing Source shall have any liability for any obligations or liabilities of the parties hereto or for any claim (whether in tort, contract or otherwise), based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Notwithstanding any provision of this Agreement, in no event shall the Company, its Subsidiaries and its Affiliates and its and their respective Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives (each, a “Company Related Party”), and the Company agrees not to and to cause its Company Related Parties not to, (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (ii) seek to enforce the commitment against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Commitment Letter or the obligations of Financing Sources thereunder. Nothing in this Section 11.8 shall in any way limit or qualify the obligations and liabilities of the parties to the Debt Commitment Letter to each other or in connection therewith.

11.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

11.11 Entire Agreement. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

11.12 No Third Party Beneficiaries. Nothing in this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except as follows: (a) the Indemnified Parties intended to be third party beneficiaries of the provisions of Section 8.9, who shall have the right to enforce such provisions directly; and (b) the Financing Sources are intended to be third

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party beneficiaries, solely with respect to Sections 11.5, 11.6, 11.8, 11.10, 11.13, 11.14, 11.15 and this Section 11.12.

11.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflict of law provisions thereof. Notwithstanding the foregoing, without limiting anything set forth in Section 11.8, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources relating to the Debt Financing or any of the transactions contemplated thereby, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of Law or conflict of Laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York (except as expressly specified in the Debt Commitment Letter, the commitment relating to any alternative financing or in any definitive document related to such financing).

11.14 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and process. Notwithstanding the foregoing or anything herein to the contrary, without limiting anything set forth in Section 11.8, each of the parties hereto agrees (a) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with the Debt Financing or the transactions contemplated thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (b) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (c) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (d) that the laws described in the last sentence of Section 11.13 shall govern any such action and (e) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

11.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT FOR THE DEBT COMMITMENT LETTER.

11.16 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAXLINEAR, INC.

By:	/s/ Kishore Seendripu
	Name:	Kishore Seendripu
	Title:	President and Chief Executive Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ Kishore Seendripu
	Name:	Kishore Seendripu
	Title:	President and Chief Executive Officer

EXAR CORPORATION

By:	/s/ Ryan A. Benton
	Name:	Ryan A. Benton
	Title:	Chief Executive Officer

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Annex A

Conditions to the Offer

Merger Sub shall not be required to (and Parent shall not be required to cause Merger Sub to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any tendered Company Shares, and Merger Sub may (and Parent may cause Merger Sub to) delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC (including Rule 14e 1(c) under the Exchange Act), the payment for, any Company Shares that are validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer, in the event that:

1.	at the scheduled expiration of the Offer, there shall not have been validly tendered, in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Company Shares), a number of Company Shares that, taken together with any Company Shares then owned by Parent and Merger Sub, represent one more than 50% of the sum of (i) all then outstanding Company Shares plus (ii) the number of shares underlying all then outstanding Vested Company Options plus (iii) the number of shares issuable upon settlement of all then outstanding Company Restricted Stock Units (excluding Company Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the “Minimum Condition”); or

2.	immediately prior to the expiration of the Offer, any of the following conditions shall not have been satisfied (or waived by Parent and Merger Sub, if permissible under applicable Law):

a.	the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall have expired or been terminated (the “Regulatory Condition”);

b.	the Company shall have performed or complied with in all material respects all covenants and obligations that the Company is required to comply with or perform under the Agreement prior to the scheduled expiration of the Offer;

c.

(A) the representations and warranties set forth in Section 4.1(a) and (b) (Organization and Qualification), Section 4.2 (Authority; Corporate Approvals and Enforceability), Section 4.24 (Takeover Statutes; Rights Plan), and Section 4.25 (Fairness Opinion) of the Agreement shall have been true and correct in all material respects as of the date of the Agreement and shall be true and correct in all material respects as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all material respects as of such specified date); (B) the representations and warranties set forth in Section 4.9(b) (No Material Adverse Effect) of the Agreement shall have been true and correct in all respects as of the date of the Agreement and shall be true and correct in all respects as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date); (C) the representations and warranties set forth in Section 4.4 (Capitalization) and Section 4.26 (Brokers) of the Agreement shall have been true and

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correct in all respects as of the date hereof and shall be true and correct in all respects as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date), in each case except where the failure to be true and correct would not reasonably be expected to result in more than a de minimis additional cost, expense or liability to Parent or Merger Sub; and (D) all of the other representations and warranties of the Company set forth in the Agreement (other than the representations described in the foregoing clauses (A) through (C)), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, shall have been true and correct as of the date of the Agreement and shall be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all respects as of such specified date), except in the case of this clause (D), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date hereof, as of immediately prior to the scheduled expiration of the Offer or as of the specified date in the representation or warranty have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect;

d.	since the date of the Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing as of immediately prior to the scheduled expiration of the Offer (whether or not events or circumstances occurring prior to the execution and delivery of the Agreement caused or contributed to the occurrence of such Company Material Adverse Effect);

e.	the Company shall have delivered to Parent and Merger Sub a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that the conditions set forth in clauses (2)(b), (2)(c) and (2)(d) of this Annex A have been satisfied;

f.	no Governmental Authority of competent jurisdiction shall have (i) enacted, issued, promulgated, entered, enforced or deemed applicable to the Offer or the Merger any Law that is in effect and has the effect of making the consummation of the Offer or the Merger illegal, or which has the effect of prohibiting, preventing or otherwise restraining the consummation of the Offer or the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting, preventing or otherwise restraining the Offer or the Merger;

g.	the Marketing Period shall have been completed (the “Marketing Period Condition”); or

h.	the Agreement shall not have been terminated in accordance with its terms.

Terms used but not defined in this Annex A shall have the meaning ascribed to such terms in the Agreement to which it is attached.

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